As filed with the Securities and Exchange Commission on December 12, 2007

Registration No. 333-144677

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COIL TUBING TECHNOLOGY HOLDINGS, INC.
(Name of small business issuer in its charter)

NEVADA	1382	76-0625217
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

19511 Wied Rd. Suite E
Spring, Texas 77388
281-651-0200
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Jerry Swinford, Chief Executive Officer
19511 Wied Rd. Suite E
Spring, Texas 77388
281-651-0200
(Name, address and telephone number of agent for service)

Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (  )

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. (  ).

CALCULATION OF REGISTRATION FEE

Title of Each	Amount	Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Being	Price Per Share(1)	Aggregate Price(1)	Registration
To be Registered	Registered			Fee

Common Stock	20,000,000	$0.10	$200,000	$61.40

Total	20,000,000	$0.10	$200,000	$61.40

(1) The shares included herein are being distributed to the stockholders of Coil Tubing Technology, Inc., a Nevada corporation. No consideration will be received by Coil Tubing Technology, Inc. in consideration of such distribution. The offering price is the stated, fixed price of $0.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457. This amount is only for purposes of determining the registration fee, the actual value of the securities will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

COIL TUBING TECHNOLOGY HOLDINGS, INC.

DISTRIBUTION OF 20,000,000 SHARES OF COMMON STOCK

We are furnishing this Prospectus to the shareholders of Coil Tubing Technology, Inc., a Nevada corporation (“Coil Tubing”).

Shareholders of Coil Tubing will receive one (1) share of Coil Tubing Technology Holdings, Inc. (the “Company,” “we,” and “us”) for every __________ shares of Coil Tubing which they own on _______________, 200_, the record date of the distribution (the “Record Date” and the “Distribution”). Any fractional shares left as a result of the Distribution will be rounded up to the nearest whole share. The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective. Certificates representing the shares of Company common stock will be mailed to the Coil Tubing stockholders on that date or as soon thereafter as practicable. No fractional shares of Company common stock will be issued.

We are bearing all costs incurred in connection with this Distribution.

Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This Distribution of our common shares is the first public Distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.   The shares registered in the Distribution will be sold at $0.10 per share until our shares are quoted on the OTC Bulletin Board, if ever, and thereafter at prevailing market prices or privately negotiated prices.

SHARES OF COIL TUBING TECHNOLOGY HOLDINGS, INC. INVOLVE A HIGH DEGREE OF RISK. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12, ALONG WITH THE REST OF THIS PROSPECTUS RELATING TO RISKS ASSOCIATED WITH THE SECURITIES REGISTERED HEREIN.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS ___, 2007

TABLE OF CONTENTS

Prospectus Summary	8
Summary Financial Data	11
Questions and Answers Concerning the Stock Distribution	27
Risk Factors	13
The Spin-Off	23
Use of Proceeds	28
Dividend Policy	28
Legal Proceedings	28
Directors, Executive Officers, Promoters and Control Persons	29
Security Ownership of Certain Beneficial Owners and Management	32
Interest of Named Experts and Counsel	35
Indemnification of Directors and Officers	35
Description of Business	36
Management’s Discussion and Analysis of Financial Condition and Results of Operations	47
Description of Property	50
Certain Relationships and Related Transactions	50
Executive Compensation	52
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	56
Descriptions of Capital Stock	56
Shares Available for Future Sale	58
Determination of Price	59
Market for Common Equity and Related Stockholder Matters	59
Additional Information	59
Legal Matters	59
Financial Statements	F-1
Dealer Prospectus Delivery Obligation	F-19
Part II	60

PART I
INFORMATION REQUIRED IN PROSPECTUS

Coil Tubing Technology Holdings, Inc. was formed as a Texas corporation (the “Company,” “we,” and “us”) on July 2, 1999. On March 20, 2005, our then sole shareholder, Jerry Swinford, who is currently our sole officer and Director, entered into a Definitive Acquisition Purchase Agreement (the “Purchase Agreement”) with Grifco International, Inc. [GFCI.PK] (“Grifco”), pursuant to which he sold 100% of our outstanding common stock, 51,000 pre Forward Split (defined below) shares of common stock (20,000,000 shares post Forward Split)  to Grifco for an aggregate price of $510,000, payable as $50,000 in cash and $460,000 worth of Grifco common stock (totaling 1,482,871shares of common stock, based on the trading price of Grifco’s common stock on the Pink Sheets trading market on the day of closing of the Purchase Agreement), of which $200,000 in stock (645,161 shares) was paid to settle an $800,000 debt owed by us to a third party, HyCoTec Investments, B.V., a Netherlands limited liability company (“HyCoTec”), and $260,000 in stock (837,710 shares ) was paid directly to Mr. Swinford.  The 837,710 shares of Grifco common stock which Mr. Swinford received represented less than 5% of Grifco’s common stock.  As such, Mr. Swinford did not have any control over the operations of Grifco prior to or following the parties entry into the March 2005 Purchase Agreement.  Further, Mr. Swinford has not ever served as an officer or director of Grifco.  Grifco held our common shares in its own name and as such, we were a wholly owned subsidiary of Grifco following the Purchase Agreement.

HyCoTec had been an investor in the Company prior to the date of the exchange and previously converted its equity interest in the Company into debt secured by the Company’s assets.  Neither Mr. Swinford nor the Company had any relationship with HyCoTec other than in relation to the debt owed to HyCoTec by the Company.

Coil Tubing Technology, Inc., our Parent, Transactions:

In November 2005, IPMC Holdings Corp., a Florida corporation (which is a delinquent filer with the Commission), we and Grifco entered into an Agreement For Exchange of Common Stock (the “Exchange Agreement”), whereby IPMC Holdings Corp. agreed to exchange 75,000,000 newly issued shares of its common stock (representing approximately 89% of Coil Tubing’s then outstanding stock, based on 14,200,894 shares of Coil Tubing’s outstanding common stock prior to the exchange) to Grifco for the 51,000 pre Forward Split shares of stock (20,000,000 shares post Forward Split), representing 100% of our outstanding shares, which Grifco held subsequent to the Purchase Agreement (described above). As a result of the Exchange Agreement, we became a wholly owned subsidiary of IPMC Holdings Corp. and IPMC Holdings Corp. became a majority owned subsidiary of Grifco.  We had no role in the Exchange Agreement, other than in certifying certain disclosures made about the Company in the Exchange Agreement, and being the entity exchanged from Grifco to IPMC Holdings Corp.

Coil Tubing Technologies, Inc. was formed in Nevada on November 30, 2005.  On December 8, 2005,  IPMC Holdings Corp., entered into a Plan and Agreement of Merger and Reorganization (the “Merger”) with Coil Tubing Technologies, Inc., pursuant to which each outstanding share of IPMC Holdings Corp. was exchanged for one share of Coil Tubing Technologies, Inc..  The entity which resulted from the Merger took the name Coil Tubing Technology, Inc.  As a result of the Merger, Coil Tubing Technology, Inc., our parent company (“Coil Tubing”) became the sole surviving corporate entity of the IPMC Holdings Corp. and Coil Tubing Technologies, Inc. Merger, and we became a wholly owned subsidiary of Coil Tubing.  Coil Tubing Technology, Inc. had no business or operations prior to the Merger with IPMC Holdings Corp.

Subsequent to the Exchange Agreement, Grifco continued to provide financial assistance to Coil Tubing in the form of cash contributions to our subsidiary, Coil Tubing Technology, Inc., a Texas corporation (“CTT”).  Such contributions benefited Coil Tubing, as we, through our subsidiary, CTT, represented all of Coil Tubing’s operations.  Such cash contributions totaled approximately $500,000 from the date of the Exchange until May 2006, and a portion ($75,000) of the contributions were treated as loans.  These loans were repaid in full in the second quarter of 2007. No additional contributions have been made by Grifco since March 2007. The contributions provided by Grifco were used by us for working capital and to pay certain expenses including legal and accounting expenses and to rebuild the Company’s machine shop, and to repair and replace certain coil tubing machinery, including the Company’s computer numerical control (“CNC”) equipment, which was damaged while under the control of Grifco..

Summary of Recent Material Corporate Events

In May 2007, our majority shareholder, Coil Tubing, determined it was in our best interest to redomicile from the State of Texas to the State of Nevada, and on May 24, 2007, we entered into a Plan of Conversion and filed Articles of Conversion with the Secretary of State of Texas and Nevada, shortly thereafter, to affect a conversion to a Nevada corporation (the “Conversion”). Concurrently with the Conversion, we increased our authorized shares of common stock to 500,000,000 shares, $0.001 par value per share, and authorized 10,000,000 shares of blank check preferred stock, $0.001 par value per share.

On June 19, 2007, our Board of Directors, and majority shareholder, Coil Tubing, approved a 392.1568627 for one forward stock split of our issued and outstanding stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”). As a result, our issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split.

The effects of the Conversion and Forward Split have been reflected throughout this Prospectus.

On June 19, 2007, subsequent to the Forward Split, we issued 1,000,000 shares of Series A Preferred Stock in Coil Tubing Technology Holdings, Inc. to Jerry Swinford, our sole officer and Director.  The Series A Preferred Stock has the right to vote, in aggregate, on all shareholder matters equal to 51% of the total vote.  The Series A Preferred Stock will be entitled to this 51% voting right no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future (the “Super Majority Voting Rights”).   The Company designated the shares of Series A Preferred stock with the Super Majority Voting Rights, so that Mr. Swinford would retain control over the Company for as long as he held the Series A Preferred Stock, regardless of the number of shares of common stock of the Company which were outstanding.  Mr. Swinford also holds 1,000,000 shares of Series A Preferred Stock in Coil Tubing, which shares were issued to Mr. Swinford in May 2007, as described below.  Unless otherwise stated or the context would suggest otherwise, all references to the Series A Preferred Stock contained in this Registration Statement refer to the Series A Preferred Stock of the Company, and not Coil Tubing.

Additionally, in July 2007, subsequent to the Forward Split and the issuance of the Series A Preferred Stock to Mr. Swinford, we issued Mr. Swinford 1,000,000 shares of common stock upon the execution of his employment agreement (described in greater detail below).

Summary Description of Business Activities

Our primary business is manufacturing, directly or by outsourcing to select machine shops, specialized coil tubing tools and products  which are then rented to various third parties throughout North America for use in specialized coil tubing applications.

Coiled tubing technology refers to using a long, thin, continuous string of hollow pipe that is mounted on a truck to work-over oil and gas wells. Crews lower this tubing into the well under the careful control of an operator and once in place, this pipe allows the usage of specialized tools, and the pumping of fluids such as nitrogen into the well. The tool string at the bottom of the coil is often called the bottom hole assembly (“BHA”). The BHA can range from something as simple as a jetting nozzle, for jobs involving pumping chemicals or cement through the coil, to a larger string of logging tools, depending on the operations. Coiled tubing is used for a wide range of oil field services, including but not limited to drilling, logging, cleanouts, fracturing, cementing, fishing, completion and production. The tool which generates the majority of our revenue currently is the “Rotating Tool,” which provides rotation to assist in connecting to a fish, to fish debris out of a well bore.

Description of Distribution

Coil Tubing, our parent company, has decided to distribute 20,000,000 shares consisting of our securities, as a stock dividend (the “Distribution”) to Coil Tubing shareholders of record as of _________________, 200_ (the “Record Date”). This Distribution will constitute our initial public offering. The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective. In connection with the Distribution, Coil Tubing will distribute _____ share of our common stock for each ____ share of Coil Tubing common stock that you own on the Record Date. Certificates representing the shares of Company common stock will be mailed to the Coil Tubing stockholders on that date or as soon thereafter as practical. No fractional shares of Company common stock will be issued. You will not be charged or assessed for the shares and neither we nor Coil Tubing will receive any proceeds from the Distribution of the shares.

If you reside in a state in which the state securities laws do not permit a readily available exemption for the Distribution of the shares, Coil Tubing reserves the right to issue cash in lieu of shares, at a price of $0.01 per share.

Neither the Nasdaq Stock Market nor any national securities exchange lists the Company’s common stock. Prior to this offer, there has been no public market for the Company’s common stock. There can be no assurance that a market for such securities will develop.

We have not applied to register the shares in any state. An exemption from registration will be relied upon in the states where the shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. There can be no assurances that the shares will be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so. Rather, we retain the option and anticipate that we will pay the dividend in cash rather than in shares to holders of Coil Tubing common stock that reside in states which do not provide for an exemption from state registration for this offering.

We currently have two wholly owned Texas subsidiaries, Precision Machining Resources, Inc. (“PMR”) and Coil Tubing Technology, Inc. The majority of our tool rental and tool production operations are run through Coil Tubing Technology, Inc. (“CTT”). PMR owns the manufacturing equipment used to produce tools used in the work-over segment of the Company’s rental business, which generally require smaller tools than other coil tubing operations.  PMR also stocks coil tubing tool parts which it sells directly to other service companies, making PMR a supply and sales arm for non-proprietary tools and equipment of the Company. Unless this Registration Statement states otherwise, the discussion of our operations and our financial statements, and the use of the terms “we,” “us,” “our” and similar language, included herein include the operations of both of our wholly owned subsidiaries, PMR and CTT.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. To understand this offering fully, you should read the entire Prospectus carefully.

We specialize in the design and production of proprietary tools for the coil tubing industry. We concentrate on four categories of coil tubing applications: tubing fishing, tubing work over, pipeline clean out, and coil tubing drilling, which categories of applications are described in greater detail below under “Business Operations.” We have a website at www.coiltubingtechnology.com, which includes information we do not wish to be incorporated by reference into this Prospectus.  The website is currently off line while it is updated to include the latest information about our products and services and we anticipate such website to be back online by the end of September 2007.

KEY FACTS ABOUT OUR COMPANY
AND THIS PROSPECTUS

Common Stock Distributed:	20,000,000 shares

Common Stock Outstanding
Before The Distribution:	21,000,000 shares

Common Stock Outstanding
After The Distribution:	21,000,000 shares

Distributing Company	Coil Tubing Technology, Inc., a Nevada corporation (“Coil Tubing”).

Distributed Company	Coil Tubing Technology Holdings, Inc. (the “Company,” “we,” and “us”).

Shares to be distributed:
Coil Tubing will distribute to its stockholders an aggregate of 20,000,000 shares of our common stock, based on approximately _____________ Coil Tubing shares outstanding on the record date, ____________, 200_ (the “Record Date” and the “Shares”). The Shares will constitute 95.2% of our outstanding shares after the Distribution. Immediately following the Distribution, Coil Tubing will not own any of our shares and we will be an independent company.  The remaining 4.8% of our common stock which will not be distributed to shareholders of Coil Tubing are held by our Chief Executive Officer and Director, Jerry Swinford.  Mr. Swinford also holds 1,000,000 shares of our Series A Preferred Stock, which gives him the right to vote 51% of the vote on any shareholder matter, and as such, Mr. Swinford currently controls and will continue to control after the Distribution, approximately 53.3% of our voting stock.

Record Date:
The Record Date for the Distribution is __________, 200_, if you own shares of common stock of Coil Tubing on the Record Date, you will receive one share of our common stock for every ___ shares of Coil Tubing that you hold as of the Record Date.

Offering Price
For purposes of calculating the  registration fee for the common stock included in this Prospectus,  we have used an estimated price of $0.10 per share.  This is an arbitrary price and we can offer no assurances that the $0.10 price  bears  any  relation  to  the value  of the  shares  as of the  date  of this Prospectus.

Distribution Date:	We currently anticipate that the Distribution will occur as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective.

Distribution
On the Distribution Date, the Distribution agent identified below will begin distributing certificates representing our common stock to Coil Tubing stockholders as of the Record Date. You will not be required to make any payment or take any other action to receive your shares of our common stock. The distributed shares of our common stock will be freely transferable unless you are one of our affiliates or an affiliate of Coil Tubing.

Distribution Ratio:
The distribution ratio of the Distribution will be on a ____ for ____ basis, i.e., each shareholder of Coil Tubing as of the Record Date will receive one share of our common stock for every ________ shares of Coil Tubing that they hold on the Record Date.

Distribution agent	Interwest Transfer Company, Inc.
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, Utah 84117
Phone: (801)272-9294
Fax: (801)277-3147

Transfer Agent and Registrar for our Shares:	Interwest Transfer Company, Inc.
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, Utah 84117
Phone: (801)272-9294
Fax: (801)277-3147

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares registered in the Distribution will be sold prior to us becoming a publicly traded company, at which time such shares will be sold based on the market price of such shares.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Address:	19511 Wied Rd, Suite E
Spring, Texas 77388

Telephone Number:	281-651-0200

SUMMARY FINANCIAL DATA

You should read the summary financial information presented below for the periods ended December 31, 2006 and 2005 and for the nine month period ended September 30, 2007 and 2006. We derived the summary financial information from our audited financial statements for the years ended December 31, 2006 and 2005 and our unaudited financial statements for the periods ended September 30, 2007 and 2006, appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

CONSOLIDATED BALANCE SHEET

ASSETS
	September 30, 2007	December 31, 2006
Current Assets
Cash	$255,536	$154
Accounts receivable, net of allowance for doubtful accounts of $2,532	111,748	58,806
Total current assets	367,284	58,960

Rental tools, net of accumulated depreciation of $300,112 and $199,535	283,912	222,175

Machinery and equipment, net of accumulated depreciation of $189,169 and $144,601, respectively	79,548	106,383

Total Assets	$730,744	$387,518
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,531	$6,118
Loan payable officer	-	2,800
Total current liabilities	1,531	8,918

Stockholders' Equity
Preferred Stock, $.001 par value; 10,000,000 shares authorized; 1,000,000 shares and 0 shares issued and outstanding, respectively	1,000	-
Common stock at $0.001 par value; 500,000,000 shares authorized 21,000,000 shares and 20,000,000 shares
issued and outstanding, respectively	21,000	20,000
Additional paid-in capital	1,569,830	1,014,030
Deferred compensation	(833)	-
Accumulated deficit	(861,784)	(655,430)
Total Stockholders' Equity	729,213	378,600

Total Liabilities and Stockholders' Equity	$730,744	$387,518

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Year ended December 31, 2006	Year ended December 31, 2005

Sales	$542,899	$191,126	$235,822	$122,935
Sales to parent	-	-	-	85,050
	542,899	191,126	235,822	207,985

Cost of sales	228,146	135,674	151,852	116,879

Gross profit	314,753	55,453	83,970	91,106

Operating expenses
General and administrative	484,347	383,610	504,095	189,064
Depreciation	36,760	92,381	123,064	94,774
Total operating expenses	521,107	475,991	627,159	283,838

Operating loss	(206,354)	(420,539)	(543,189)	(192,732)

Other income (expense)
Gain on forgiveness of debt	-	-	-	664,527
Rental income	-	-	-	8,218
Interest expense	-	-	(100)	(8,109)
Total other income (expense)	-	-	(100)	664,636

Net income (loss)	$(206,354)	$(420,539)	$(543,289)	$471,904

RISK FACTORS

The securities offered herein are highly speculative. You should carefully consider the following risk factors and other information in this Prospectus. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company’s business is subject to many risk factors; including the following (references to “our,” “we,” “us” and words of similar meaning in these Risk Factors refer to the Company):

WE REQUIRE ADDITIONAL FINANCING TO IMPLEMENT OUR BUSINESS PLAN AND CONTINUE DEVELOPING AND MARKETING OUR ENVIRONMENTAL COMPLIANCE SYSTEMS

We have generated only limited revenues since our incorporation in July 1999. We currently believe that we will be able to continue our business operations for approximately the next six to nine months if no additional funding is raised. We will require approximately $1,000,000 of additional financing to implement our business plan for the next twelve (12) months. We plan to raise additional funds in the future through sales of debt and/or equity securities. If we are unable to raise additional financing in the future, we will be forced to abandon or curtail our business plan, which would cause the value of our securities, if any, to decrease in value and/or become worthless.

OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our auditors have expressed an opinion that there is substantial doubt about our ability to continue as a going concern primarily because we had a net loss of $543,289 and cash used in operations of $406,537, for the year ended December 31, 2006, respectively. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result from our inability to continue as a going concern. If we are unable to continue as a going concern, our securities will become worthless.

WE MAY HAVE DIFFICULTY OBTAINING FUTURE FUNDING SOURCES, IF NEEDED, AND WE MAY HAVE TO ACCEPT TERMS THAT WOULD ADVERSELY AFFECT SHAREHOLDERS

We will need to raise funds from additional financing. We have no commitments for any financing and any financing commitments may result in dilution to our existing stockholders. We may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Additionally, we may raise funding by issuing convertible notes, which if converted into shares of our common stock would dilute our then shareholders interests. Lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

WE LACK A SIGNIFICANT OPERATING HISTORY FOCUSING ON OUR CURRENT BUSINESS STRATEGY WHICH YOU CAN USE TO EVALUATE US, MAKING SHARE OWNERSHIP IN OUR COMPANY RISKY

Our Company lacks a long standing operating history focusing on our current business strategy which investors can use to evaluate our Company’s previous earnings. Therefore, ownership in our Company is risky because we have no significant business history and it is hard to predict what the outcome of our business operations will be in the future.

WE HAVE ESTABLISHED PREFERRED STOCK WHICH CAN BE DESIGNATED BY THE COMPANY'S BOARD OF DIRECTORS WITHOUT SHAREHOLDER APPROVAL AND THE BOARD ESTABLISHED SERIES A PREFERRED STOCK, WHICH GIVES THE HOLDERS MAJORITY VOTING POWER OVER THE COMPANY.

The Company has 10,000,000 shares of preferred stock authorized. The shares of preferred stock of the Company may be issued from time to time in one or more series, each of which shall have a distinctive designation or title as shall be determined by the Board of Directors of the Company ("Board of Directors") prior to the issuance of any shares thereof. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. On June 19, 2007, the Company's Board of Directors approved the issuance of 1,000,000 shares of Series A Preferred Stock to our Chief Executive Officer and sole Director, Jerry Swinford. The 1,000,000 shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400,000 shares, out of a total number of 20,400,000 shares voting. Because the Board of Directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of the Company's shareholders, shareholders of the Company will have no control over what designations and preferences the Company's preferred stock will have. The holders of the shares of Series A Preferred Stock will exercise voting control over the Company. As a result of this, the Company's shareholders will have no control over the designations and preferences of the preferred stock and as a result the operations of the Company.

JERRY SWINFORD, OUR CHIEF EXECUTIVE OFFICER AND SOLE DIRECTOR CAN VOTE A MAJORITY OF OUR COMMON STOCK AND CAN EXERCISE CONTROL OVER CORPORATE DECISIONS.

Jerry Swinford, our Chief Executive Officer and sole Director holds 1,000,000 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock, which preferred stock gives him the right to vote in aggregate, 51% of our outstanding shares of common stock on all shareholder votes. Accordingly, Mr. Swinford will exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Swinford may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

WE RELY ON OUR SOLE OFFICER AND DIRECTOR, JERRY SWINFORD, AND IF HE WERE TO LEAVE OUR COMPANY OUR BUSINESS PLAN COULD BE ADVERSELY EFFECTED

We rely on Jerry Swinford, our Chief Executive Officer and President for the success of our Company. Mr. Swinford has an employment agreement with us, effective from July 2007 until December 31, 2008, which employment agreement provides options for two additional years (which is described in greater detail below). The Company also holds a $650,000 life insurance policy on Mr. Swinford. Mr. Swinford’s experience and input creates the foundation for our business and he is responsible for the direction and control over the Company’s development activities. Moving forward, should he be lost for any reason, the Company will incur costs associated with recruiting a replacement and any potential delays in operations which this may cause. If we are unable to replace Mr. Swinford with another individual suitably trained in coil tubing technology we may be forced to scale back or curtail our business plan. As a result, if we were to lose the services of Mr. Swinford for any reason, your securities in our Company could become devalued.

MR. SWINFORD WILL RETAIN THE RIGHTS TO AND OWNERSHIP OF ANY INVENTIONS HE MAY DISCOVER, ORIGINATE OR INVENT, EITHER ALONE OR WITH OTHERS PURSUANT TO HIS EMPLOYMENT AGREEMENT.

Pursuant to Mr. Swinford’s Employment Agreement with us, as amended, whereby he serves as our Chief Executive Officer, Mr. Swinford will retain the rights and ownership of any discoveries, inventions, improvements, designs and innovations relating to the business of the Company (the “Inventions”), whether or not patentable, copyrightable or reduced to writing that he may discover, invent or originate during the term of the Employment Agreement.  While Mr. Swinford has also agreed pursuant to a Waiver of Royalties agreement to waive any royalties that he may be due for such Inventions during the term of his employment, if Mr. Swinford were to leave the Company for any reason, he would retain the ownership of any Inventions he created and we could either be forced to pay Mr. Swinford substantial royalty fees and/or cease using such Inventions.  Finally, Mr. Swinford will retain ownership of the Inventions, and we will not receive any benefit if the license agreement is terminated and such Inventions are sold by Mr. Swinford or licensed to any other companies.  There is a risk that if Mr. Swinford were to leave the Company, that the royalty payments due on the Inventions (including those patents held by Mr. Swinford which we are already using, described in greater detail below under “Patents, Trademarks and Licenses”) may be too expensive for us to afford, and we may be forced to curtail or abandon our business operations.

WE FACE CORPORATE GOVERNANCE RISKS AND NEGATIVE PERCEPTIONS OF INVESTORS ASSOCIATED WITH THE FACT THAT WE CURRENTLY HAVE ONLY ONE OFFICER AND DIRECTOR.

Jerry Swinford is our sole officer and Director.  As such, he has significant control over our business direction.  Additionally, as he is our only Director, there are no other members of the Board of Directors available to second and/or approve related party transactions involving Mr. Swinford, including the compensation Mr. Swinford is paid and the employment agreements we enter into with Mr. Swinford.  Additionally, there is no segregation of duties between officers because Mr. Swinford is our sole officer, and as such, he is solely responsible for the oversight of our accounting functions.  Therefore, investors may perceive that because no other Directors are approving related party transactions involving Mr. Swinford and no other officers are approving our financial statements that such transactions are not fair to the Company and/or that such financial statements may contain errors.  The price of our common stock may be adversely affected and/or devalued compared to similarly sized companies with multiple officers and Directors due to the investing public’s perception of limitations facing our company due to the fact that we only have one officer and director.

COIL TUBING SHAREHOLDERS MAY WANT TO SELL THEIR DISTRIBUTED SHARES IMMEDIATELY AFTER THEY ARE RECEIVED IN THE SPIN-OFF DISTRIBUTION AND THIS COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES

Coil Tubing will distribute 20,000,000 shares of our common stock to its shareholders in the spin-off Distribution. The Coil Tubing shareholders that will now be our shareholders may not be interested in retaining their investment in us. Since Coil Tubing shareholders will receive registered shares in the Distribution, they will generally be free to resell their shares immediately upon receipt. However, shareholders of Coil Tubing or us who are affiliates of us or Coil Tubing will receive restricted shares of our common stock, which will be subject to the volume limitation provisions of Rule 144. If any number of the Coil Tubing shareholders offers their shares for sale, the market for our securities could be adversely affected.

WE HAVE ARRANGEMENTS IN PLACE WITH VARIOUS MANUFACTURERS TO BUILD AND PRODUCE OUR PRODUCTS, AND IF THE DEMAND FOR THOSE MANUFACTURERS’ SKILLS INCREASES, THE COST OF PRODUCING OUR PRODUCTS MAY INCREASE, CAUSING OUR PROFITS (IF ANY) TO DECREASE.

We currently have a number of arrangements with various manufacturing shops which manufacture our coil tubing technology tools and equipment. In the event that the demand for those manufacturers’ time and unique skills increase, we may be forced to pay more money to have our products manufactured. If this were to happen, we may be forced to charge more for our products, which may cause the demand for our products and consequently our sales to decrease, which would likely cause any securities which you hold to decrease as well. Additionally, if the materials which our products are made from, including steel, increase in cost, it could similarly cause increases in the cost of manufacturing our products, which could force us to increase the prices we charge for our products, which could cause the demand for such products to decline.

OUR FUTURE SUCCESS AND PROFITABILITY MAY BE ADVERSELY AFFECTED IF WE OR OUR SUPPLIERS FAIL TO DEVELOP AND INTRODUCE NEW AND INNOVATIVE PRODUCTS AND SERVICES THAT APPEAL TO OUR CUSTOMERS.

The oil and gas drilling industry is characterized by continual technological developments that have resulted in, and likely will continue to result in, substantial improvements in the scope and quality of oilfield chemicals, drilling and artificial lift products and services and product function and performance. As a result, our future success depends, in part, upon our and our suppliers’ continued ability to develop and introduce new and innovative products and services in order to address the increasingly sophisticated needs of our customers and anticipate and respond to technological and industry advances in the oil and gas drilling industry in a timely manner. If we or our suppliers fail to successfully develop and introduce new and innovative products and services that appeal to our customers, or if new companies or our competitors offer such products and services, our revenue and profitability may suffer.

OUR ABILITY TO GROW AND COMPETE IN THE FUTURE WILL BE ADVERSELY AFFECTED IF ADEQUATE CAPITAL IS NOT AVAILABLE.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

WE DO NOT CURRENTLY HAVE INSURANCE POLICIES AND COULD THEREFORE SUFFER LIABILITY FOR RISKS ASSOCIATED WITH OUR OPERATIONS.

Our operations are subject to hazards inherent in the oil and gas industry, such as, but not limited to, accidents, blowouts, explosions, fires, oil and chemical spills and other hazards. These conditions can cause personal injury or loss of life, damage to property, equipment and the environment, and suspension of oil and gas operations of our customers. Litigation arising from a catastrophic occurrence at a location where our equipment, products or services are being used may result in us being named as a defendant in lawsuits asserting large claims. We do not currently have insurance for our operations because of the high premium costs. As a result, losses and liabilities arising from uninsured events could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OUR BUSINESS IS LIKELY TO BE ADVERSELY AFFECTED.

We rely on a combination of patents, trademarks, non-disclosure agreements and other security measures to establish and protect our proprietary rights. It is uncertain that the measures we have taken or may take in the future will prevent misappropriation of our proprietary information or that others will not independently develop similar products or services, design around our proprietary or patented technology or duplicate our products or services.  Furthermore, some of our intellectual property rights are only protected by patent applications filed by Mr. Swinford, and he may choose to not move forward with those patent applications in the future.  Finally, there can be no assurance that Mr. Swinford’s patent applications will be granted in the future.  In the event that Mr. Swinford does not move forward with the patent applications and/or does not obtain registration of those patents, we will have a diminished ability to protect our proprietary technology, which could cause us to spend substantial funds in connection with litigation and/or may force us to curtail or abandon our business activities.

A SIGNIFICANT AMOUNT OF OUR REVENUES ARE DUE TO ONLY A SMALL NUMBER OF CUSTOMERS, AND IF WE WERE TO LOSE ANY OF THOSE CUSTOMERS, OUR RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.

For the year ended December 31, 2006, we had three customers which accounted for 29.9%, 27.1%, and 12.5% percent of our net sales, respectively. For the year ended December 31, 2005, we had three customers which accounted for 34.5%, 32.4%, and 17.5% of trade accounts receivable, respectively. For the year ended December 31, 2006, those customers were Thru Tubing Solutions, a division of Rollins Corporation, Weatherford International, and Specialty Tools Inc., respectively.  As a result, the majority of revenues for the year ended December 31, 2006, were due to only a small number of customers, and we anticipate this trend continuing moving forward. Additionally, we do not have any contracts in place with any of our customers and instead operate purchase order to purchase order with such customers.  As a result, a termination in relationship or a reduction in orders from these customers could have a materially adverse effect on our results of operations and could force us to curtail or abandon our current business operations.

OUR SALES ARE SUBJECT TO SEASONAL RULES AND REGULATIONS, SUCH AS THE FROST LAWS ENACTED BY SEVERAL STATES AND CANADA, WHICH COULD CAUSE OUR OPERATIONS TO BE SUBJECT TO WIDE SEASONAL VARIATIONS.

Certain states which experience below freezing temperatures during the winter months, and Canada have enacted Frost Laws, which put maximum weight limits on certain public roads during the coldest months of the years, to help prevent damage to the roads caused by frost heaves. As a result, our sales may be limited in such cold weather states (and Canada) by such Frost Laws and our results of operations for those winter months may be substantially less than our results of operations during the summer months. We currently rent tools in California, Utah, West Texas, South Texas, East Texas, Louisiana, Canada, and Mexico and for use on the North Sea in Norway.  As a result, our results of operations for one quarterly period may not give an accurate projection of our results of operations for the entire fiscal year and/or may vary significantly from one quarter to the other.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH, WHICH COULD LEAD TO OUR INABILITY TO IMPLEMENT OUR BUSINESS PLAN.

Our growth is expected to place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have one executive officer and Director. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

OUR SOLE OFFICER AND DIRECTOR IS ALSO THE SOLE OFFICER AND DIRECTOR OF OUR PARENT, COIL TUBING, AND AS SUCH, MAY NOT BE ABLE TO DEVOTE SUFFICIENT TIME TO OUR OPERATIONS.

Jerry Swinford, our sole officer and Director is also the sole officer and Director of Coil Tubing, our Parent.  As such and because Mr. Swinford spends approximately 40 hours per week on Company matters and approximately 5 to10 hours per week on matters relating to Coil Tubing, he may not be able to devote a sufficient amount of time to our operations.  This may be exacerbated by the fact that he is currently our only officer and Director.  Furthermore, because we operate in the coil tubing industry (as does Coil Tubing, although Coil Tubing currently has no operations separate from the Company) there may be conflicts between suppliers, contracts, agreements, use of patents and/or other business relations between Coil Tubing and us.  Additionally, investors should keep in mind that there are no policies in place in regard to the allocation of corporate opportunities between us, Coil Tubing or Mr. Swinford personally.

WE MAY BE LATE IN FILING OUR PERIODIC REPORTS OR MAY NOT BE ABLE TO FILE OUR PERIODIC REPORTS AS WE ONLY HAVE ONE OFFICER AND DIRECTOR, WHO IS ALSO THE SOLE OFFICER AND DIRECTOR OF OUR PARENT COMPANY, COIL TUBING, WHICH IS DELINQUENT IN ITS FILINGS.

Our sole officer and Director, Jerry Swinford, is also the sole officer and Director of Coil Tubing, which is currently deficient in its filing obligations with the SEC, and has been delinquent since approximately May 2003 (when it was still IPMC Holdings Corp. (as described in greater detail below under “Description of Business”)).  Although Mr. Swinford, with the assistance of legal and accounting professionals, has previously tried to obtain the required financial information to file Coil Tubing’s delinquent periodic filings with the SEC, he has not been able to obtain that information.  As such, Coil Tubing remains deficient in its current and periodic filings with the SEC, and is not likely to, and currently has no plans to ever file such deficient reports.  As a result of Coil Tubing’s deficient filings, Coil Tubing’s shareholders do not have any current financial or other information regarding Coil. Further, as Mr. Swinford is also the sole officer and Director of the Company, the Company will have similar current and periodic reporting obligations with the SEC following the effectiveness of the Registration Statement.  Thus, there is a risk that the Company may not meet these filing obligations and that investors similarly may not receive current information regarding their investment in the Company.  If this were to occur it may be difficult if not impossible for investors to sell their shares in the Company, we could be delisted from any market or exchange on which our common stock then trades, if any, and the value of our common stock could become worthless.

RISKS RELATED TO OUR INDUSTRY

VOLATILITY OR DECLINE IN OIL AND NATURAL GAS PRICES MAY RESULT IN REDUCED DEMAND FOR OUR PRODUCTS AND SERVICES WHICH MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION.

The markets for oil and natural gas have historically been extremely volatile. We anticipate that these markets will continue to be volatile in the future. Although oil and gas prices have increased significantly in recent years, there can be no guarantees that these prices will remain at current levels. Such volatility in oil and gas prices, or the perception by our customers of unpredictability in oil and natural gas prices, affects the spending patterns in our industry. The demand for our products and services is, in large part, driven by current and anticipated oil and gas prices and the related general levels of production spending and drilling activity. In particular, volatility or a decline in oil and gas prices may cause a decline in exploration and drilling activities. This, in turn, could result in lower demand for our products and services and may cause lower prices for our products and services. As a result, volatility or a prolonged decline in oil or natural gas prices may adversely affect our business, financial condition and results of operations.

COMPETITION FROM NEW AND EXISTING COMPETITORS WITHIN OUR INDUSTRY COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

The oil and gas industry is highly competitive and fragmented. Our principal competitors include numerous small coil tubing companies capable of competing effectively in our markets on a local basis as well as a number of large coil tubing companies that possess substantially greater financial and other resources than we do. Furthermore, we face competition from companies working to develop advanced oil and gas technology which would compete with us and other coil tubing companies.   Additionally, our larger competitors may be able to devote greater resources to developing, promoting and selling their products and services. We may also face increased competition due to the entry of new competitors including current suppliers that decide to sell or rent their coil tubing products and services directly. As a result of this competition, we may experience lower sales if our prices are undercut or advanced technology is brought to market which accomplishes greater results on average than our technology, which would likely have an adverse effect on our results of operations and force us to curtail or abandon our current business plan.

OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED BY SUSTAINED DOWNTURNS OR SLUGGISHNESS IN THE ECONOMY, INCLUDING REDUCTIONS IN DEMAND OR LOW LEVELS IN THE MARKET PRICES OF COMMODITIES, ALL OF WHICH ARE BEYOND OUR CONTROL.

Sustained downturns in the economy generally affect the markets in which we operate and negatively influence our operations. Declines in demand for oil and gas as a result of economic downturns may reduce our cash flows, especially if our customers reduce exploration and production activities and, therefore, use of our products.

Lower demand for oil and gas and lower prices for oil and gas result from multiple factors that affect the markets which consume our products and services:

•
supply of and demand for energy commodities, including any decreases in the production of oil and gas which could negatively affect the demand for oil and gas in general, and as a result the need for our coil tubing technology;

•
general economic conditions, including downturns in the United States, Canada or other economies which affect energy consumption particularly in which sales to industrial or large commercial customers which could negatively affect the demand for oil and gas in general, and as a result the need for our coil tubing technology;  and

•
federal, state and foreign energy and environmental regulations and legislation, which could make oil and gas exploration more costly, which could in turn drive down demand for oil and gas, and which could in turn reduce the demand for our technology and cause our revenues to decrease.

THE LONG-TERM FINANCIAL CONDITION OF OUR BUSINESSES IS DEPENDENT ON THE CONTINUED AVAILABILITY OF OIL AND GAS RESERVES.

Our businesses are dependent upon the continued availability of oil production and reserves.  Low prices for oil and gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, and, therefore, demand for our products and services.

OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION THAT AFFECTS OUR OPERATIONS AND COSTS.

Our assets and operations are subject to regulation by federal, state and local authorities, including regulation by FERC and regulation by various authorities under federal, state and local environmental laws. Regulation affects almost every aspect of our businesses, including, among other things, our ability to determine the terms and rates of services provided by some of our businesses; make acquisitions; issue equity or debt securities; and pay dividends. Changes in such regulations may affect our capacity to conduct this business effectively and sustain or increase profitability.

RISKS RELATING TO THE SPIN-OFF

WE MAY BE UNABLE TO ACHIEVE SOME OR ALL OF THE BENEFITS THAT WE EXPECT TO ACHIEVE FROM OUR SEPARATION FROM COIL TUBING.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our separation from Coil Tubing or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard our corporate structure as clearer and simpler than the current Coil Tubing corporate structure or place a greater value on our Company as a stand-alone company than on our businesses being a part of Coil Tubing. As a result, in the future the aggregate market price of Coil Tubing’s common stock and our common stock as separate companies may be less than the market price per share of Coil Tubing’s common stock had the separation and distribution not occurred.

WE ARE BEING SEPARATED FROM COIL TUBING, OUR PARENT COMPANY, AND, THEREFORE, WE HAVE A LIMITED OPERATING HISTORY AS A SEPARATE COMPANY, AND NO HISTORY AS A SEPARATE REPORTING COMPANY UNTIL THIS REGISTRATION STATEMENT FILING.

The historical and financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors:

•	Since November 2005, our business has in part been operated by Coil Tubing as part of its broader corporate organization, rather than as a separate, publicly-traded company.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Coil Tubing.

THE DISTRIBUTION OF OUR SHARES MAY RESULT IN TAX LIABILITY.

You may be required to pay income tax on the value of your shares of common stock received in connection with the spin-off Distribution. This Distribution may be taxable to you as a dividend and/or as a capital gain, depending upon the extent of your basis in Coil Tubing stock which you hold. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.  Shareholders are also encouraged to read “Federal Income Tax Consequences of the Distribution” and “Federal Income Tax Consequences to Shareholders” below, which contain important tax disclosures relating to the Distribution.

 THE DISTRIBUTION MAY CAUSE THE TRADING PRICE OF COIL TUBING’S COMMON STOCK TO DECLINE.

Following the Distribution, Coil Tubing expects that its common stock will continue to be listed and traded on the Pink Sheets under the symbol “CTGB.” A trading market may not continue for the shares of Coil Tubing’s common stock or even develop for our shares. As a result of the Distribution, the trading price of Coil Tubing’s common stock may be substantially lower following the Distribution than the trading price of Coil Tubing’s common stock immediately prior to the Distribution.  The closing price of Coil Tubing’s common stock was approximately $0.034 at September 28, 2007, $0.013 at June 29, 2007, $0.022 at March 30, 2007, $0.0275 at December 29, 2006, $0.04 at September 29, 2006, and $0.115 at June 30, 2006.

Further, the combined trading prices of Coil Tubing’s common stock and our common stock after the Distribution may be less than the trading price of Coil Tubing’s common stock immediately prior to the Distribution.

 THE LACK OF A BROKER OR DEALER TO CREATE OR MAINTAIN A MARKET IN OUR STOCK COULD ADVERSELY IMPACT THE PRICE AND LIQUIDITY OF OUR SECURITIES.

We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

RISKS RELATING TO OUR SECURITIES

WE LACK A MARKET FOR OUR COMMON STOCK, WHICH MAKES OUR SECURITIES VERY SPECULATIVE

We currently lack a market for the Company’s common stock. Because of this, it is hard to determine exactly how much our securities are worth. As a result of the lack of market, it is hard to judge how much the securities you may purchase as a result of this Prospectus are worth and it is possible that they will become worthless.

WE HAVE NOT PAID ANY CASH DIVIDENDS IN THE PAST AND HAVE NO PLANS TO ISSUE CASH DIVIDENDS IN THE FUTURE, WHICH COULD CAUSE THE VALUE OF OUR COMMON STOCK TO HAVE A LOWER VALUE THAN OTHER SIMILAR COMPANIES WHICH DO PAY CASH DIVIDENDS.

We have not paid any cash dividends on our common stock to date and do not anticipate any cash dividends being paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion. As we have no plans to issue cash dividends in the future, our common stock could be less desirable to other investors and as a result, the value of our common stock may decline, or fail to reach the valuations of other similarly situated companies who have historically paid cash dividends in the past.

IF THERE IS A MARKET FOR OUR COMMON STOCK, OUR STOCK PRICE MAY BE VOLATILE.

If there's a market for our common stock, we anticipate that such market would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability or inability to generate new revenues;
(3)	increased competition; and
(4)	conditions and trends in the oil and gas industry and/or the market for coil tubing technology products and tools in general.

Further, if our common stock is traded on the NASD over the counter bulletin board, as is our intention, of which there can be no assurance, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Once our common stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $4.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $4.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

WE MAY HAVE POTENTIAL LIABILITY IN CONNECTION WITH OUR FORMER LARGEST SHAREHOLDER’S, GRIFCO INTERNATIONAL, INC.’S, RECENT DISTRIBUTION OF SHARES OF COIL TUBING’S COMMON STOCK TO ITS SHAREHOLDERS.

In August 2007, Grifco International, Inc. (“Grifco”) distributed approximately 75,000,000 shares of the common stock of Coil Tubing which it held for its shareholders as of May 1, 2006.  It has come to our attention that certain shareholders who held shares of record of Grifco as of the record date were not issued shares of Coil Tubing in connection with the Grifco distribution.  Our understanding from correspondence received from third parties, which we cannot confirm or deny, is that generally only shareholders who held their shares in street name were distributed shares in connection with the distribution. We believe that every shareholder should have received the same number of shares of Coil Tubing based on their ownership of Grifco.  We further believe that distributing shares to shareholders who held their shares in street name, while not distributing shares to other shareholders of record violated the terms of Grifco’s distribution and created potential liability against Grifco. While we had no control over the distribution and the distribution was conducted solely by Grifco, we may face liability in the future, and/or may be brought into litigation or disagreements by shareholders of Grifco who failed to receive shares of Coil Tubing, and are therefore ineligible for our Distribution.  We also understand that Grifco is attempting to address the claims of shareholders who believe they were entitled to shares, but did not receive shares under the terms of Grifco’s distribution.  If we are brought into litigation or disagreements by shareholders of Grifco, it could cause our current officer and Director, Jerry Swinford, to expend substantial time and resources, which would take away from his ability to run the Company; could force us to expend substantial fees in legal costs; and could subject us to judgments, which could impact our working capital and could have an adverse effect on our results of operations.  If that were to happen, the value of our common stock, if any, could decline in value and/or become worthless.  Furthermore, because Mr. Swinford held shares of Grifco as of the record date and was therefore entitled to receive shares of Coil Tubing in connection with Grifco’s distribution, but was not issued such shares, the Grifco distribution could cause a conflict of interest between Grifco and us, which could similarly have an adverse effect on our results of operations.  A potential conflict between us and Grifco could arise as the shareholders of Grifco who did not receive shares of Coil Tubing in the Grifco distribution (and who will therefore not receive shares of the Company) could seek shares of the Company from us.  It is likely that without filing an amended registration statement or otherwise finding a valid exemption from registration, and without them providing us valid consideration for the issuances we will not be able to issue shares to them. As a result, we may have conflicts with Grifco regarding the deficiency of its distribution and the fact that such Grifco distribution could cause us to be the subject to disputes and/or litigation between shareholders of Grifco who did not receive shares of Coil Tubing in the Grifco distribution.  If we are forced to spend material resources and/or time in connection with resolving disputes with Grifco or its shareholders, it could divert time and resources we would otherwise spend on our operations, and could cause our results of operations to be adversely affected and/or could cause the value of our securities to decline in value or become worthless.

THE SPIN-OFF

Twenty million (20,000,000) shares of our common stock will be distributed by Coil Tubing to its shareholders (the “Distribution”) as of _______, 200_ (the “Record Date”). This equates to ________ shares of our common stock distributed for each _________ shares of common stock held by each shareholder of Coil Tubing as of the Record Date. Fractional shares will be rounded up to the nearest whole share. The spin-off is being undertaken by Coil Tubing to afford us the opportunity to obtain audited financial statements and trade our common stock on the Over-The-Counter Bulletin Board, instead of the Pink Sheets, where Coil Tubing currently trades.  Coil Tubing has been unable to obtain audited financial statements to date, and by distributing shares of our stock to its shareholders, we are able to become a fully reporting company and move forward with the registration of the shares disclosed herein, and the planned future trading of our common stock on the Over-The-Counter Bulletin Board. As a result of the spin-off, we will be a stand alone company. We also plan to take steps to quote our securities on the Over-The-Counter Bulletin Board subsequent to the Distribution, as we believe that this will improve our access to the capital markets for additional growth capital. We can offer no assurances that an active market for our securities will develop following the Distribution, if ever.

The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective. Certificates representing the shares of Company common stock will be mailed to the Coil Tubing stockholders on that date or as soon thereafter as practicable. No fractional shares of Company common stock will be issued.

We have not applied to register the shares in any state. An exemption from registration will be relied upon in the states where the shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. There can be no assurances that the shares will be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so. Rather, we retain the option and anticipate that we will pay the dividend in cash in lieu of shares, at a price of $0.01 per share to holders of Coil Tubing common stock that reside in states which do not provide for an exemption from state registration for this offering.

We will not receive any proceeds from the spin-off of the shares of common stock.

REASONS FOR THE DISTRIBUTION

The main reasons for the Distribution are to:

o
Affording us the opportunity to obtain audited financial statements for us and trade our common stock on the Over-The-Counter Bulletin Board, instead of the Pink Sheets, where Coil Tubing currently trades.  Coil Tubing has been unable to obtain audited financial statements to date, and by distributing shares of our stock to its shareholders we are able to become a fully reporting company and move forward with the registration of the shares disclosed herein, and the planned future trading of our common stock on the Over-The-Counter Bulletin Board; and

o	To enable Coil Tubing stockholders to increase or decrease their level of participation in our business by varying their level of investment in us separate from Coil Tubing.

PLAN OF DISTRIBUTION

This Prospectus relates to the distribution by Coil Tubing of 95.2% of the shares of our common stock (the “Distribution”). Our common stock will be distributed by Interwest Stock Transfer Company, Inc. the distribution agent, to Coil Tubing stockholders of record as of the Record Date on the basis of _____ share of our common stock for every _______ shares of Coil Tubing common stock. Any fractional shares will be rounded up to the nearest whole share. All such shares of our common stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to Coil Tubing or the Company by the Coil Tubing stockholders for the shares of our common stock received in the Distribution. Following the Distribution, Coil Tubing will own no shares of our common stock or our other securities. The Distribution is currently expected to be effected as soon as practicable after the registration statement, of which this Prospectus is a part, is declared effective. Certificates representing the shares of our common stock will be mailed to the Coil Tubing stockholders on that date or as soon thereafter as practicable. We will not receive any proceeds from the resale of common stock by the Coil Tubing stockholders.

If you hold your Coil Tubing shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold your shares in certificated form, a certificate representing shares of your common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days.

No cash distributions will be paid. Although the distribution ratio is ___ for ____, with any fractional shares rounded up to the nearest whole share. No shareholder of Coil Tubing is required to make any payment or exchange any shares in order to receive our common shares in the spinoff. Coil Tubing will bear all of the costs of the Distribution.

TRANSFER AND RESALE OF COMMON STOCK

The shares of our common stock distributed to the Coil Tubing stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" or “affiliates” of Coil Tubing, as such term is defined under the Securities Act of 1933, as amended (the “Securities Act”).

Persons who may be deemed to be our affiliates after the Distribution include individuals or entities that control, are controlled by or under common control with the Company, and include our directors and principal executive officers, as well as any stockholder owning 10% or more of the total stock issued and outstanding. Under Rule 144, resales of common stock for the account of affiliates cannot be made until the common stock has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's:
. volume limitation,
. aggregation,
. broker transaction,
. notice filing requirements, and
. requirements concerning publicly available information about the Company.

The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. The one individual listed as a director and as executive management of the Company is an affiliate of the Company. Additionally, the Company may consider adding additional executives and/or directors in the future.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of our shares. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the Distribution. It also is limited to domestic non-corporate shareholders. It may not be applicable to certain classes of taxpayers, including, without limitation, corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, persons who are not citizens or residents of the United States or who are otherwise subject to special treatment under the United States tax code. Additionally, each stockholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. Finally, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. All classes of taxpayer shareholders should consult their own tax advisors regarding the tax consequences of the Distribution.

The following summary is based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this Prospectus, and does not take into account possible changes to such laws or such interpretations, if any, any of which may be applied retroactively. Additionally, legislative, regulatory, or interpretive changes or future court decisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

Coil Tubing has not requested nor does it intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel as to the federal income tax consequences of the Distribution. However, based on the facts of the proposed transaction, it is the opinion of the management of Coil Tubing that the transaction will not qualify as a "tax free" spin off under Section 355 of the Internal Revenue Code of 1986, as amended. As such, Coil Tubing will likely report the transaction as a taxable distribution to which Section 301 applies.

Assuming Coil Tubing reports the transaction as taxable under Section 301, the amount of the Distribution for purposes of Section 301 of the Code will be equal to the fair market value of the shares on the date of the Distribution. Since we have had historical net losses, we are not expected to have earnings or profits as of the date of the Distribution. Furthermore, because there is no current public market for our common stock, the fair market value of these shares and hence the amount of the Distribution will probably be minimal on the date of Distribution; however, each stockholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the Distribution. We strongly urge all stockholders to consult with their own tax, financial, or investment advisor or legal counsel experienced in these matters.

The foregoing sets forth the opinion of the management of Coil Tubing. Coil Tubing will likely report the amount of the Distribution to the Internal Revenue Service based on our net book value on the date of Distribution, which has not been determined to date. The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the shares or other matters herein discussed. Specifically, it is possible that the Internal Revenue Service may assert that a substantially higher fair market value existed for the shares on the date of Distribution. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the Distribution, the taxation of the transaction to Coil Tubing and its stockholders would be based on such higher value. In such event, the tax impact would increase significantly and would not be minimal. Coil Tubing would recognize gain to the extent the value placed on the amount of the Distribution exceeded its adjusted basis in the stock (which approximates our net book value). You would be taxed on the amount so determined for the Distribution as a dividend to the extent of any current year or accumulated earnings and profits of Coil Tubing and would recognize gain on the balance of the Distribution to the extent it exceeded their adjusted basis in our shares owned by them.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

QUESTIONS AND ANSWERS CONCERNING
THE STOCK DISTRIBUTION

Will Every Stockholder Share in Proportion to Their Holdings in Coil Tubing?

Yes, each shareholder of Coil Tubing will receive one share of our common stock for every _________ shares of common stock of Coil Tubing they hold as of _________, 200_ (the “Record Date”), in connection with the Distribution. Any fractional shares will be rounded up the nearest whole share.

However, certain states may not allow us to distribute the shares to certain shareholders of Coil Tubing, including, but not limited to the shareholders who have deposited their shares in the depository trust, without first registering and/or qualifying the shares in that particular state. Therefore, we reserve the right to pay you $0.01 as the dividend for each share you would have received, in lieu of issuing you our shares in this Distribution.

What is the Connection Between Coil Tubing and the Company?

Prior to the Distribution, we were a majority owned subsidiary of Coil Tubing.

Why Are We Engaging in This Distribution?

The dividend represents the Company’s initial public offering of its securities, although it is different than a traditional offering in that securities are distributed only to eligible Coil Tubing stockholders. We believe that the dividend has several advantages over a traditional initial public offering. This type of offering gives us an opportunity to offer our common stock to investors who we believe, as Coil Tubing stockholders, already have some interest in the Company. This form of offering also is more cost effective than the traditional method since there will not be any underwriting discounts and/or commissions paid.

In addition, Coil Tubing's management supports the dividend because they believe it will benefit Coil Tubing stockholders by:

o
Affording us the opportunity to obtain audited financial statements for us and trade our common stock on the Over-The-Counter Bulletin Board, instead of the Pink Sheets, where Coil Tubing currently trades.  Coil Tubing has been unable to obtain audited financial statements to date, and by spinning-off our assets and operations we are able to become a fully reporting company and move forward with the registration of the shares disclosed herein, and the planned future trading of our common stock on the Over-The-Counter Bulletin Board; and

o	Enabling Coil Tubing stockholders to increase or decrease their level of participation in our business by varying their level of investment in us separate from Coil Tubing.

What is the Company’s connection with Grifco?

The Company was, from March 2005 until November 2005, a wholly owned subsidiary of Grifco.  Additionally, from March 2005, until March 2007, Grifco provided cash contributions to our subsidiary, Coil Tubing Technology, Inc., a Texas corporation (“CTT”), for the benefit of Coil Tubing, as the Company, through its subsidiary, CTT, represented all of Coil Tubing’s operations. Such cash contributions totaled approximately $500,000 from the date of the Exchange until May 2006, and a portion ($75,000) of the contributions were treated as loans.  These loans were repaid in full in the second quarter of 2007. The contributions provided by Grifco were used by us for working capital and to pay certain expenses including legal and accounting fees associated with the spin-off of Coil Tubing from Grifco, and to rebuild the Company’s machine shop, and to repair and replace certain coil tubing machinery, including the Company’s computer numerical control (“CNC”) equipment, which was damaged while under the control of Grifco. The Company does not currently have any relationship or affiliation with Grifco.

Can I Sell My Shares?

Upon the effectiveness of our registration statement with the Securities and Exchange Commission (“SEC”), the shares of common stock issuable to shareholders of Coil Tubing will be freely tradeable, assuming any market for these securities ever develops and the compliance with state securities laws.  Any affiliates of us and/or affiliates of Coil Tubing will hold restricted securities subject to the resale limitations of Rule 144, as described in greater detail herein.

Where Will the Company’s Common Stock Trade?

There is currently no public market for our common stock. We expect that our securities will trade on the over-the-counter market on the OTC Electronic Bulletin Board. We cannot assure you that a market for our common stock will develop or that if it does develop that the market will be sustained.

What Are Shares Of the Company Worth?

The value of our shares will be determined by their trading price after the Distribution is affected. We do not know what the trading price will be and we can provide no assurances as to the value of such shares, if any.

What Are The Tax Consequences To Me Of The Distribution?

While we do not believe that the Distribution will qualify as a tax-free distribution under U.S. tax laws, we can provide no guidance to shareholders who will receive shares in the Distribution regarding the potential tax consequences of such Distribution. However, a portion of the Distribution may be taxable to you as a dividend and the remainder may be a tax-free reduction in your basis in your Coil Tubing shares.

USE OF PROCEEDS

We are not selling any shares of common stock pursuant to this Prospectus and therefore we will not receive any proceeds from this offering.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each director and executive officer of the Company. There are no other persons who can be classified as a promoter or controlling person of the Company. The officers and directors of the Company are as follows:

NAME	AGE	POSITION

Jerry Swinford	59	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director

Jerry Swinford:

Mr. Swinford has served as our President since July 1999 and as Chief Financial Officer, Secretary and Treasurer since May 24, 2007. Mr. Swinford served as our Director from April 2002 until December 2005, and from August 2006 to present.  Since January 2006, Mr. Swinford has served as Chief Executive Officer of Coil Tubing Technology, Inc., our current parent company. From July 1995 until November 1998, Mr. Swinford served as the Director of the Thru Tubing and Manufacturing Division of Ponder Industries in Houston, Texas. From June 1995 until June 1996, Mr. Swinford was President and sole director of Reel Tubing Components, Inc. From January 1990 until June 1995, Mr. Swinford served as a Division Manager at Houston Engineers in Houston, Texas. For more than fifteen years, Mr. Swinford was employed by Dresser Industries where he held various research and development and managerial positions. For the last three years of his tenure with Dresser Industries, Mr. Swinford also previously served as the Eastern U.S. Division Manager for Sales and Operations for multiple oilfield products divisions for Dresser Oil Tools in New Orleans, Louisiana.

Mr. Swinford is a member of the Intervention & Coiled Tubing Association (ICOTA), and was formerly a member of the Society of Petroleum Engineers (SPE), and the International Association of Drilling Contractors (IADC).

Mr. Swinford currently spends approximately 40 hours of his time per week on Company matters and approximately 5-10 hours per week on Coil Tubing matters.  Subsequent to the Distribution, Mr. Swinford does not anticipate spending any time on Coil Tubing matters.

Our Director is elected annually and holds office until the annual meeting of the shareholders of the Company and until his successor is elected and qualified. Any officers we may elect moving forward (currently our sole officer is Mr. Swinford) will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. In the event we employ any additional officers or directors of the Company, they may receive compensation as determined by the Company from time to time by vote of the Board of Directors. Vacancies in the Board will be filled by majority vote of the remaining directors or in the event that our sole Director vacates his position, by our majority shareholders. Our sole Director may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.

Employment Agreement:

Effective July 1, 2007, Jerry Swinford entered into an Executive Compensation and Retention Agreement with us to serve as our Chief Executive Officer and President, which was later amended and replaced by an Amended Executive Compensation and Retention Agreement entered into in September 2007 (the “Employment Agreement”). The Employment Agreement is effective until December 31, 2008 (the “Initial Term”), and is automatically renewed thereafter at the end of each of the two years following such Initial Term (each an “Extension Year”), unless Mr. Swinford provides us notice of his intent to terminate the agreement by December 1st of any year prior to an extension.

The Employment Agreement provides for Mr. Swinford to receive a salary of $120,000 for the first year of the Employment Agreement, (pro rated for the remainder of the year), with yearly increases, assuming such Employment Agreement is extended past the Initial Term, of a minimum of 10% of the prior year’s salary, for each additional Extension Year he is employed under the Employment Agreement. Additionally, pursuant to the Employment Agreement, Mr. Swinford received 1,000,000 shares of our common stock upon the execution of the Employment Agreement, and at the expiration of the Initial Term and each Extension Year he is employed under the Employment Agreement, we have agreed to issue him additional shares of common stock equal to 5% of our then shares of outstanding common stock. For example, if at the end of the Initial Term he is employed under the Employment Agreement we have 21,000,000 shares of common stock outstanding, Mr. Swinford will receive 1,050,000 shares of common stock in consideration for his service to the Company. The Employment Agreement also requires us to provide health insurance to Mr. Swinford and his wife, whether or not he remains employed by us until at least December 10, 2010.

Mr. Swinford’s Employment Agreement can be terminated by us for “Cause,” defined as if Mr. Swinford:

a)	commits any intentional act of dishonesty, fraud, misrepresentation, misappropriation or embezzlement which has a material detriment on the Company;
b)	uses or discloses any confidential information or trade secrets of the Company, which has not been authorized by us, and which has a material detriment on the Company;
c)
significantly violates any law or regulation applicable to our business, which has a material detrimental impact on us, and the Board of Directors reasonably determines causes or is reasonably likely to cause material injury to us;

d)	is indicted of, or convicted of, or pleads nolo contendere or guilty in connection with any felony or any other crime which involves moral turpitude;
e)
continually fails in his efforts to perform his duties and responsibilities in connection with his positions, after giving notice thereof and thirty (30) days to cure such failure, or his gross negligence or willful misconduct in the performance of his duties; or

f)	materially and willfully breaches his fiduciary duties to us (each a termination “For Cause”).

The Employment Agreement can also be terminated without cause by Mr. Swinford or us at any time for any reason, provided the terminating party gives thirty (30) days written notice to the non-terminating party (a termination “Without Cause”). Finally, the Employment Agreement will be construed as constructively terminated if Mr. Swinford terminates the employment agreement within six (6) months following:

a)	his demotion by us to a lesser position in title or responsibility;
b)	the decrease of Mr. Swinford’s compensation below the highest level of executive compensation we have in effect at any time;
c)	our requirement that Mr. Swinford relocate to a principal place of business more than fifty (50 miles away from our current office space;
d)
if we are subject to a change of control (defined as if more than 33% of the voting shares of the Company are acquired by a third party in a plan of reorganization, merger or consolidation, or if majority voting control of the Company is acquired by any person other than Mr. Swinford, unless Mr. Swinford voluntarily transfers such control); or

e)	if we breach any material term of the Employment Agreement, which is not cured within thirty (30) days after receiving written notice of such breach (each a “Constructive Termination”).

Following the termination of Mr. Swinford’s employment For Cause, or by Mr. Swinford, Without Cause, we are obligated to pay him any compensation earned by him, but not yet paid, to issue him any of the shares of common stock he may be due, but which have not been issued to date, as provided above, and to provide him and his wife health insurance until December 31, 2010. Following the termination of Mr. Swinford’s employment by the Company Without Cause or any Constructive Termination, we are required to pay him any compensation he would have been due assuming the Employment Agreement had continued through December 31, 2010, issue him any shares he would have been due assuming the Employment Agreement continued in effect through December 31, 2010, to provide him and his wife health insurance until December 31, 2010, and to pay him as a lump sum an additional $100,000. Following the termination of the Employment Agreement, as provided in the Employment Agreement, due to Mr. Swinford’s disability or death, we are required to pay him any amount of compensation earned but not paid, provide him and his wife health insurance through December 31, 2010, and to issue him any and all shares which he would have been due assuming the Employment Agreement continued in effect until December 31, 2010.

The Employment Agreement also contained a Licensing Agreement, which was later amended and replaced in September 2007 by an Amended Licensing Agreement (the “Licensing Agreement”) and a Waiver of Royalties Agreement. Pursuant to the Licensing Agreement, we agreed to license the patents currently held by Mr. Swinford, and the provisional and non-provisional patents which Mr. Swinford has applied for (as described in greater detail under “Patents, Trademarks and Licenses,” herein), and the use of certain proprietary tools, devices and methods created by Mr. Swinford (the “Property”), and Mr. Swinford agreed to grant us the exclusive use to such Property until the termination of the Licensing Agreement. We agreed to pay Mr. Swinford, the following fees, which he has agreed to waive while employed by us pursuant to the Waiver of Royalties Agreement in connection with the use of the Property - a royalty payment of 10% of any gross receipts we receive from the use of the Licenses, which in no event shall be less than $100,000 per year, for any Property licensed from Mr. Swinford and in no event less than $200,000 for any Property for which a patent has been issued to Mr. Swinford, with each year calculated as twelve (12) months from the effective date of the License Agreement (collectively the “License Payments”).  Finally, the Employment Agreement provides that Mr. Swinford retains all rights to any inventions he may discover, originate or invent (the risks of which are described in greater detail above under “Mr. Swinford Will Retain the Rights to and Ownership of Any Inventions He May Discover, Originate or Invent, Either Alone or with Others Pursuant To His Employment Agreement”).

The License Agreement can be terminated by Mr. Swinford in the event of our entry into Bankruptcy or similar proceedings, upon twenty (20) days notice to us; upon ninety (90) days written notice to us in the event that Mr. Swinford reasonably determines that the Property we manufacture or cause to be manufactured under the Licensing Agreement is of low or substandard quality; upon the breach of any covenant or warranty of the License Agreement, if upon written notice by Mr. Swinford, such breach is not cured within thirty (30) days; if in Mr. Swinford’s sole determination, we are not doing our best to satisfy demands for devices incorporating the Property, upon ninety (90) days written notice to us; or if we do not meet the minimum royalty requirements of the License Agreement, Mr. Swinford may terminate the License Agreement with sixty (60) days written notice to us and/or make such agreement non-exclusive. Pursuant to the License Agreement, we agreed to pay all costs, fees and attorney fees, relating to and associated with the prosecution, issuance and maintenance of the Property.

Pursuant to the Waiver of Royalties Agreement, entered into in connection with the Employment Agreement, Mr. Swinford agreed to waive all of the required License Payments until the earlier of the date (a) Mr. Swinford is no longer employed by us; (b) we or any of our subsidiaries enter into Bankruptcy or a similar proceeding; (c) we breach any covenant, warranty or agreement contained in the Waiver of Royalties Agreement; or (d) Mr. Swinford is no longer a member of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Prior to the Distribution:

The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock prior to the Distribution as of the date of this filing, by (i) by each person known to be the beneficial owner of 5% or more of the outstanding shares of common stock, (ii) the Chief Executive Officer and each named executive officer listed in the Summary Compensation Table disclosed herein, (iii) our director and (iv) all executive officers and directors of us as a group.

Name and Address	Number of Shares of Common Stock Beneficially Owned Prior to the Distribution(1)	Percentage of Common Stock Owned	Shares of Common Stock the Holder of our Series A Preferred Stock is able to Vote	Percentage of Voting Stock Owned

Jerry Swinford CEO, CFO, Treasurer, Secretary and Director 19511 Wied Rd. Suite E Spring, Texas 77388	1,000,000	4.8%(3)	21,857,143(1)	53.3%(2)

Coil Tubing Technology, Inc. 19511 Wied Rd. Suite E Spring, Texas 77388	20,000,000	95.2%(3)	-	46.7%(2)

All of the officers and Directors as a group (1 person)	1,000,000	4.8%	21,857,143(1)	53.3%(2)

(1)	Represents 51% of the Company’s voting shares based on 21,000,000 shares of common stock issued and outstanding.

(2)
Based on 42,857,143 voting shares including 21,000,000 shares of common stock issued and outstanding and 21,857,143 shares which the 1,000,000 shares of Series A Preferred Stock held by Mr. Swinford are eligible to vote, representing 51% of the Company’s voting shares.

(3)	Based on 21,000,000 shares of common stock issued and outstanding.

Shareholders of Coil Tubing:

The following table sets forth certain information regarding the beneficial ownership of the shares of common stock held by record of the shareholders of Coil Tubing as of December 5, 2007, (i) by each person known to be the beneficial owner of 5% or more of the outstanding shares of common stock of Coil Tubing, (ii) the Chief Executive Officer and Director of Coil Tubing, and (ii) all executive officers and Directors of Coil Tubing as a group.   As of December 5, 2007, there were approximately 335 record shareholders of Coil Tubing (which amount may not include certain shareholders of Grifco who were required to, but did not, receive shares of Coil Tubing in the Grifco distribution, described in the risk factor “We May Have Potential Liability In Connection With Our Former Largest Shareholder’s, Grifco International, Inc.’s, Recent Distribution Of Shares Of Coil Tubing’s Common Stock To Its Shareholders.”

.
Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Owned	Shares of Common Stock the Holder of Coil Tubing’s Series A Preferred Stock is able to Vote	Percentage of Voting Stock Owned

Jerry Swinford CEO, CFO, Treasurer, Secretary and Director 19511 Wied Rd. Suite E Spring, Texas 77388	0	0%	132,108,804(1)	51%(2)

Grifco International, Inc.(3) 2507 North Fraiser Suite 410 Conroe, Texas 77303	20,000,000(4)	13.6%(5)	-	7.2%(6)

Bert Pohlmann 1290 North Ocean Blvd. Palm Beach, Florida 33480	22,727,272(7)	17.9%(8)	-	8.8%(2)

All of the officers and Directors as a group (1 person)	0	0%	132,108,804(1)	51%(2)

(1)           Represents 51% of Coil Tubing’s voting shares based on 126,928,066 shares of common stock outstanding as of December 5, 2007.

(2)           Based on 259,036,870 voting shares of Coil Tubing based on 126,928,066 shares outstanding and 132,108,804 shares which the 1,000,000 shares of Series A Preferred Stock of Coil Tubing held by Mr. Swinford are eligible to vote, representing 51% of Coil Tubing’s voting shares.

(3)           The beneficial owner of Grifco International, Inc. is James Dial, its President.

(4)           Represents 1,000,000 shares of Series B Preferred Stock of Coil Tubing held by Grifco International Inc. (the “Series B Preferred Stock”).  Each share of Series B Preferred Stock is convertible into 20 shares of common stock upon the option of holder, provided however that such shares are not convertible into common stock of Coil Tubing, unless and until Grifco exercises its right to purchase the 1,000,000 shares of Series A Preferred Stock held by Mr. Swinford in Coil Tubing during the Option Period (the “Option”).  The “Option Period” which allows Grifco the right to purchase the Series A Preferred Stock of Coil Tubing for aggregate consideration of $100 lasts two (2) years from the date Mr. Swinford no longer desires to hold the Series A Preferred Stock of Coil Tubing, which date has not occurred to date.

(5)           Based on 146,928,066 shares of common stock of Coil Tubing outstanding assuming the exercise of Grifco’s Option and the subsequent conversion of the 1,000,000 shares of Series B Preferred Stock of Coil Tubing held by Grifco into 20,000,000 shares of common stock of Grifco.

(6)           Based on 279,036,870 voting shares of Coil Tubing based on 126,928,066 shares outstanding, 132,108,804 shares which the 1,000,000 shares of Series A Preferred Stock of Coil Tubing held by Mr. Swinford are eligible to vote, representing 51% of Coil Tubing’s voting shares, and assuming the exercise of Grifco’s Option and the subsequent conversion of the 1,000,000 shares of Series B Preferred Stock of Coil Tubing held by Grifco into 20,000,000 shares of common stock of Coil Tubing.

(7)           Includes 11,363,636 shares of common stock sold to Mr. Pohlmann.

(8)           Based on 126,928,066 shares of common stock outstanding.

Subsequent to the Distribution:

The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock following the Distribution, based on the number of shares of Coil Tubing and the holders thereof as of the record date, _________, 200_, (i) by each person known to be the beneficial owner of 5% or more of the outstanding shares of common stock, (ii) the Chief Executive Officer and each named executive officer listed in the Summary Compensation Table disclosed herein, (iii) our director and (iv) all executive officers and directors of us as a group.

Name and Address	Number of Shares of Common Stock Beneficially Owned Following the Distribution(1)	Percentage of Common Stock Owned	Shares of Common Stock the Holder of our Series A Preferred Stock is able to Vote	Percentage of Voting Stock Owned

Jerry Swinford CEO, CFO, Treasurer, Secretary and Director 19511 Wied Rd. Suite E Spring, Texas 77388	1,000,000	4.8%(3)	21,857,143(1)	53.3%(2)

Bert Pohlmann 1290 North Ocean Blvd. Palm Beach, Florida 33480	3,580,000*	17.0%(3)*	-	8.35%(2)*

All of the officers and Directors as a group (1 person)	1,000,000	4.8%	21,857,143(1)	53.3%(2)

* Approximate number of shares of common stock following the Distribution.

(1)	Represents 51% of the Company’s voting shares based on 21,000,000 shares of common stock outstanding following the Distribution.

(2)
Based on 42,857,143 voting shares based on 21,000,000 shares outstanding and 21,857,143 shares which the 1,000,000 shares of Series A Preferred Stock held by Mr. Swinford are eligible to vote, representing 51% of the Company’s voting shares.

(3)
Based on 21,000,000 shares of common stock outstanding following the Distribution, which number includes 20,000,000 shares to be distributed in connection with the Distribution and 1,000,000 shares held by Mr. Swinford prior to the Distribution.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form SB-2/A amended Registration Statement was prepared by our counsel, The Loev Law Firm, PC, which does not hold any ownership interest in us or beneficially own any of our securities.

EXPERTS

The financial statements of the Company as of December 31, 2006 and 2005 included in this Prospectus have been audited by Li & Company, PC, our independent registered public accountants, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former Director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at the our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an "Indemnitee").

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

DESCRIPTION OF BUSINESS
ORGANIZATIONAL HISTORY

Coil Tubing Technology Holdings, Inc. was formed as a Texas corporation (the “Company,” “we,” and “us”) on July 2, 1999. On March 20, 2005, our then sole shareholder, Jerry Swinford, who is currently our sole officer and Director, entered into a Definitive Acquisition Purchase Agreement (the “Purchase Agreement”) with Grifco International, Inc. [GFCI.PK] (“Grifco”), pursuant to which he sold 100% of our outstanding common stock, 51,000 pre Forward Split (defined below) shares of common stock (20,000,000 shares post Forward Split)  to Grifco for an aggregate price of $510,000, payable as $50,000 in cash and $460,000 worth of Grifco common stock (totaling 1,482,871shares of common stock, based on the trading price of Grifco’s common stock on the Pink Sheets trading market on the day of closing of the Purchase Agreement), of which $200,000 in stock (645,161 shares) was paid to settle an $800,000 debt owed by us to a third party, HyCoTec Investments, B.V., a Netherlands limited liability company (“HyCoTec”), and $260,000 in stock (837,710 shares) was paid directly to Mr. Swinford.  The 837,710 shares of Grifco common stock with Mr. Swinford received represented less than 5% of Grifco’s common stock, and as such, Mr. Swinford did not have any control over the operations of Grifco prior to or following the parties entry into the March 2005 Purchase Agreement.  Furthermore, Mr. Swinford has not ever served as an officer or Director of Grifco.  Grifco held our common shares in its own name and as such, we were a wholly owned subsidiary of Grifco following the Purchase Agreement.

The debt owed to HyCoTec was evidenced by a loan entered into in October 2003, in the amount of $850,000, which accrued interest at the LIBOR rate plus 2 percent per year, beginning on January 1, 2004 and payable monthly in arrears.  The loan was secured by a security interest in substantially all of the property of the Company.  The due date of the loan was December 31, 2008, but was repaid prior to that date through the transfer of Grifco common stock in forgiveness of the amounts owed, as described above.  Approximately $50,000 of the loan owed to HyCoTec had been repaid as of March 2005, leaving $800,000, which was satisfied in connection with the issuance of Grifco stock in connection with the Purchase Agreement.

HyCoTec had been an investor in the Company prior to the date of the exchange and previously converted its equity interest in the Company into debt secured by the Company’s assets.

Neither Mr. Swinford nor the Company had any relationship with HyCoTec other than in relation to the debt which HyCoTec was owed by the Company.  We are not aware of why HyCoTec agreed to accept shares of Grifco in exchange for the debt which we owed it.

To the best of our knowledge, Grifco entered into the Purchase Agreement to expand its operations and sales to the proprietary coil tubing market, and to take advantage of the good reputation of the Company in the coil tubing and oil and gas marketplace in an attempt to increase sales of its existing generic oil and gas products.  However, following the Purchase Agreement, Grifco found that instead of improving pricing of its existing products, customers simply choose to not do business with Grifco and the Company because they perceived Grifco to be a competitor in certain markets and because of concerns associated with Grifco’s reputation. As a result, it is believe that Grifco eventually decided that our operations would be more valuable to its shareholders if we were a stand alone company, which could be publicly traded.  As a result, Grifco eventually entered into the Exchange Agreement described below.

Transactions Involving Our Parent, Coil Tubing Technology, Inc.

In November 2005, IPMC Holdings Corp., a Florida corporation, we and Grifco entered into an Agreement For Exchange of Common Stock (the “Exchange Agreement”), whereby IPMC Holdings Corp. agreed to exchange 75,000,000 newly issued shares of its common stock (representing approximately 89% of IPMC Holdings Corp.’s then outstanding stock, based on 14,200,894 shares of IPMC Holdings Corp.’s outstanding common stock prior to the exchange) to Grifco for the 51,000 pre Forward Split shares stock (20,000,000 shares post Forward Split ), representing 100% of our outstanding shares, which Grifco held subsequent to the Purchase Agreement (described above). As a result of the Exchange Agreement, we became a wholly owned subsidiary of IPMC Holdings Corp. and IPMC Holdings Corp. became a majority owned subsidiary of Grifco.  We had no role in the Exchange Agreement, other than in certifying certain disclosures made about the Company in the Exchange Agreement, and being the entity exchanged from Grifco to IPMC Holdings Corp.  IPMC Holdings Corp. had approximately 310 shareholders of record prior to the Exchange Agreement.

Coil Tubing Technologies, Inc. was formed in Nevada on November 30, 2005.  On December 8, 2005, .IPMC Holdings Corp. entered into a Plan and Agreement of Merger and Reorganization (the “Merger”) with Coil Tubing Technologies, Inc., pursuant to which each outstanding share of IPMC Holdings Corp. was exchanged for one share of Coil Tubing Technologies, Inc. .  The resulting entity from the Merger took the name Coil Tubing Technology, Inc.   As a result of the Merger, Coil Tubing Technology, Inc., our parent company (“Coil Tubing”) became the sole surviving corporate entity of the IPMC Holdings Corp. and Coil Tubing Technologies, Inc. Merger, and we became a wholly owned subsidiary of Coil Tubing.  Coil Tubing Technology, Inc. had no business or operations prior to the Merger with IPMC Holdings Corp.

Subsequent to the Exchange Agreement, Grifco continued to provide financial assistance to Coil Tubing in the form of cash contributions to our subsidiary, Coil Tubing Technology, Inc., a Texas corporation (“CTT”), for the benefit of Coil Tubing, as the Company, through its subsidiary, CTT, represented all of Coil Tubing’s operations.  Such cash contributions totaled approximately $500,000 from the date of the Exchange until May 2006, and a portion ($75,000) of the contributions were treated as loans.  These loans were repaid in full in the second quarter of 2007. No additional contributions have been made by Grifco since March 2007. The contributions provided by Grifco were used by us for working capital and to pay certain expenses including legal and accounting expenses and to rebuild the Company’s machine shop, and to repair and replace certain coil tubing machinery, including the Company’s computer numerical control (“CNC”) equipment, which was damaged while under the control of Grifco.

It is believed that Grifco entered into the Exchange Agreement, because it believed that our operations would bring more value to its shareholders if we were a stand alone company with operations separate from Grifco, and we could trade our shares on a public market.  It was originally anticipated that Coil Tubing, our parent company, would bring its filings current and trade its shares on the Over-The-Counter Bulletin Board.  Coil Tubing has been unable to obtain historical financial information to date, and has therefore been forced to trade its shares on the Pink Sheets trading market.  As a result, our management decided it was in our best interests to distribute our stock to the stockholders of Coil Tubing, which it believed would provide us a better chance of trading our shares on the Over-The-Counter Bulletin Board and bring greater value to the shareholders of Coil Tubing.

Coil Tubing Material Stock Transactions

In November 2005, in connection with and pursuant to the Exchange Agreement, IPMC Holdings Corp. issued 75,000,000 shares of restricted common stock to Grifco.

In December 2005, Coil Tubing's Board of Directors issued 3,000,000 shares of common stock to an individual, Eric Littman, in connection with the conversion of a Convertible Note.

In December 2005, Coil Tubing's Board of Directors issued 3,500,000 shares of common stock to an entity, Progressive Media Inc., in connection with the conversion of a Convertible Note.

In December 2005, Coil Tubing's Board of Directors issued 8,500,000 shares of common stock to an individual, James Thorpe, in connection with the conversion of a Convertible Note.

In February 2006, Coil Tubing's Board of Directors issued 75,000,000 shares of common stock to Jerry Swinford, Coil Tubing’s President in consideration for services rendered as Coil Tubing’s officer.  The shares were later cancelled in June 2007 in connection with and pursuant to the Agreement and Restatement (described below).

In February 2006, Coil Tubing's Board of Directors issued 75,000,000 shares of common stock to Lois Newman, Coil Tubing’s then Director in consideration for services rendered as Coil Tubing’s Director.  The shares were later cancelled in November 2006.

In May 2007, Coil Tubing sold 11,363,636 units, consisting of one share of common stock and one warrant to purchase one share of common stock for $0.022 per share, to Bert Pohlmann, an indvidual, for aggregate consideration of $250,000, which funds were subsequently contributed to the Company.  Coil Tubing claims an exemption from registration afforded by Section 4(2) of the Act since the issuance did not involve a public offering, the recipient took the shares for investment and not resale, the recipient had such access to similar information which would be included in an offering prospectus, and Coil Tubing took appropriate measures to restrict transfer. No underwriters or agents were involved in the issuance and no underwriting discounts or commissions were paid by Coil Tubing.

In August 2007, Coil Tubing sold 11,363,636 units, consisting of one share of common stock and one warrant to purchase one share of common stock for $0.022 per share, to Bert Pohlmann, an indvidual, for aggregate consideration of $250,000, which funds were subsequently contributed to the Company.  Coil Tubing claims an exemption from registration afforded by Section 4(2) of the Act since the issuance did not involve a public offering, the recipient took the shares for investment and not resale, the recipient had such access to similar information which would be included in an offering prospectus, and Coil Tubing took appropriate measures to restrict transfer. No underwriters or agents were involved in the issuance and no underwriting discounts or commissions were paid by Coil Tubing.

Summary of 2007 Material Corporate Events and Agreements Regarding the Company

In May, 2007, our majority shareholder, Coil Tubing, determined it was in our best interest to redomicile from the State of Texas to the State of Nevada, and on May 24, 2007, we entered into a Plan of Conversion and filed Articles of Conversion with the Secretary of State of Texas and Nevada, shortly thereafter, to affect a conversion to a Nevada corporation (the “Conversion”). Concurrently with the Conversion, we increased our authorized shares of common stock to 500,000,000 shares, $0.001 par value per share, and authorized 10,000,000 shares of blank check preferred stock, $0.001 par value per share.

In May 2007, we entered into an 1) Agreement and Release and 2) a Novation of Agreement For Exchange of Common Stock (collectively the “Release and Restatement”) with Coil Tubing, Grifco, our Chief Executive Officer and Director, Jerry Swinford and James Dial, the Chief Executive Officer of Grifco. Pursuant to the Release and Restatement, the parties agreed that Grifco would distribute the 75,000,000 shares of Coil Tubing which it held (which shares were received in connection with the Exchange Agreement, described above) to its shareholders (which shareholders will participate in the Distribution) and Coil Tubing would issue Grifco 1,000,000 shares of Series B Preferred Stock, which will have no voting rights and will not participate in the Distribution, but will be convertible into 20,000,000 shares of Coil Tubing common stock, if Grifco exercises its option to purchase the Series A Preferred Stock of Coil Tubing. Our Chief Executive Officer and Director, Jerry Swinford, who is also the Chief Executive Officer of Coil Tubing, currently holds 1,000,000 shares of Series A Preferred Stock of Coil Tubing, which Series A Preferred Stock gives him the right to vote 51% of all of the outstanding voting shares on any shareholder votes. The “Option Period” which allows Grifco the right to purchase the Series A Preferred Stock of Coil Tubing for aggregate consideration of $100 lasts two (2) years from the date Mr. Swinford no longer desires to hold the Series A Preferred Stock of Coil Tubing.  The Company anticipates that Mr. Swinford will no longer desire to hold the Series A Preferred Stock of Coil Tubing at such time as we have conducted our distribution. The Release and Restatement agreements also provided that Jerry Swinford cancel 75,000,000 shares of Coil Tubing which he held.

The Release and Restatement also provided that Grifco on behalf of itself, its shareholders, directors, officers, attorneys, agents, employees, heirs, predecessors, successors, affiliates, and assigns, and Mr. Dial released, acquitted and forever discharged us, Coil Tubing and Mr. Swinford along with their shareholders, directors, officers, attorneys, agents, employees, heirs, predecessors, successors, affiliates, from any and all claims, demands and causes of action of any nature whatsoever, whether arising under any contract or in tort, or arising under any state or regulation or under common law, which were or which could have been asserted in, or which arise from or in any way relate to the various activities by the parties, or which arise from or relate to any of the events giving rise thereto, and including all damage and other events arising therefrom.  However, neither we nor Coil Tubing released Grifco from any claims or causes of action.

The Release and Restatement also included a provision whereby the parties agreed that Mr. Swinford would enter into an Employment Agreement with us, whereby he will serve as our Chief Executive Officer for a period of time to be determined by our Board of Directors (as described below), and that he would be issued shares of our Preferred Stock enabling him to vote 51% of our outstanding common stock, which have been issued as of the date of this Registration Statement and are described in greater detail below. Additionally, pursuant to the Release and Restatement, Grifco agreed to cancel an Assignment of Patent made by Jerry Swinford in April 2005 in connection with the Purchase Agreement.

Pursuant to the Release and Restatement, the parties also agreed to amend certain inconsistent terms of the Exchange Agreement, and that Grifco and Mr. Dial agreed to release and discharge Coil Tubing, us and Mr. Swinford from any and all liability, claims or demands whatsoever in connection with the Exchange Agreement.

The Agreement and Release was entered into to clarify various agreements, discussions and understandings between the parties to the Agreement and Release.  Additionally, as described above, Grifco had made certain capital contributions to the Company on behalf of Coil Tubing, and the Company desired to have Grifco release the Company from any and all claims associated with such contributions and/or any other claims that Grifco may have had against the Company.

The Novation and Agreement for Exchange of Common Stock was entered into to clarify exactly which entity was transferred to IPMC Holdings Corp. in November 2005, as the prior documentation did not make the distinction clear between the Company and its wholly owned subsidiary Coil Tubing Technology, Inc. (a Texas corporation).  In essence, the Novation and Agreement for Exchange of Common Stock corrected errors in the original documentation relating to the IPMC Holdings Corp. and Grifco exchange and made such documents comply with the actual intention of the parties to such agreements.

On June 19, 2007, our Board of Directors, and majority shareholder, Coil Tubing, approved a 392.1568627 for one forward stock split of our issued and outstanding common stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”). As a result, our issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split.

The effects of the Conversion and Forward Split have been reflected throughout this Prospectus.

On or about June 19, 2007, our Board of Directors approved the designation of 1,000,000 shares of our Series A Preferred Stock. The Series A Preferred Stock is described in greater detail below under “Description of Capital Stock.”

On June 19, 2007, subsequent to the Forward Split, we issued 1,000,000 shares of Series A Preferred Stock in Coil Tubing Technology Holdings, Inc. to Jerry Swinford, our sole officer and Director.  The Series A Preferred Stock has the right to vote, in aggregate, on all shareholder matters equal to 51% of the total vote.  The Series A Preferred Stock will be entitled to this 51% voting right no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future (the “Super Majority Voting Rights”).   The Company designated the shares of Series A Preferred stock with the Super Majority Voting Rights, so that Mr. Swinford would retain control over the Company for as long as he held the Series A Preferred Stock, regardless of the number of shares of common stock of the Company which were outstanding.  Mr. Swinford also holds 1,000,000 shares of Series A Preferred Stock in Coil Tubing, which shares were issued to Mr. Swinford in May 2007, as described below.  Unless otherwise stated or the context would suggest otherwise, all references to the Series A Preferred Stock contained in this Registration Statement refer to the Series A Preferred Stock of the Company, and not Coil Tubing.

The shares of Series A Preferred Stock in the Company, with the Super Majority Voting Rights, and the Series A Preferred Stock of Coil Tubing, were issued to Mr. Swinford so that he could control the distribution of the Company’s common stock to the shareholders of Coil Tubing and approve various agreements and documents which would need to be entered into in connection with the Distribution regardless of the number of outstanding shares of Coil Tubing, and without having to expend additional resources in obtaining shareholder consents.  Additionally, Hammelman, from whom the Company and as a result, Coil Tubing derives a substantial amount of its revenues would only move forward with its relationship with Coil Tubing and the Company if it was clear to Hammelman that Mr. Swinford and not Grifco controlled the operations of Coil Tubing and the Company.  Finally, because Mr. Swinford controls the intellectual property right which the Company, and as a result, Coil Tubing, uses to generate the majority of its revenues, the Company and Coil Tubing determined it was reasonable for Mr. Swinford to have voting control over such companies and therefore dictate the use and exploitation of such intellectual property.

Corporate Organization

Coil Tubing Technology, Inc.
(A Nevada Corporation)
("Coil Tubing")
Coil Tubing Technology Holdings, Inc.
(A Nevada Corporation)
("we," "us," and the "Company")
Precision Machining Resources, Inc.
(A Texas Corporation)
("PMR")
Coil Tubing Technology, Inc.
(A Texas Corporation)
("CTT")

DESCRIPTION OF BUSINESS OPERATIONS:

What is Coil Tubing Technology?

Coiled tubing refers to using a long, thin, continuous string of hollow pipe that is mounted on a truck to workover oil and gas wells. Crews lower this tubing into the well under the careful control of an operator and once in place this pipe allows the usage of specialized tools, and the pumping of fluids such as nitrogen into the well. The tool string at the bottom of the coil is often called the bottom hole assembly (“BHA”). The BHA can range from something as simple as a jetting nozzle, for jobs involving pumping chemicals or cement through the coil, to a larger string of logging tools, depending on the operations. Coiled tubing is used for a wide range of oil field services, including but not limited to drilling, logging, cleanouts, fracturing, cementing, fishing, completion and production.

Due to the natural characteristics of the hydrocarbon reservoir, a production reservoir needs maintenance to keep up production levels. Traditionally, workovers were performed using traditional rigs and jointed pipes. However, improvements in the material used to manufacture coiled tubing as well as quality of the tools used in the bottom hole assembly have boosted demand for coiled tubing compared to traditional jointed drill pipes.

Compared to a coiled tubing unit, a traditional rig using jointed tubes, is complex, immobile and requires a large surface to operate. Moreover, coiled tubing allows for workovers leaving the production tubes in the well as the coiled tubing can be fed through the production tubes instead of having to pull these tubes out replacing them with jointed pipes. The consequential saving in time and related cost has proven to be significant.

Furthermore, drilling with coiled tubing allows the operator to virtually steer the bottom hole assembly in any desired direction to optimize production of the reservoir with relative ease at limited cost, creating for example multi-lateral wells. If need be, the operator can maintain a continuous under-balanced condition throughout the whole drilling operation, whereas a conventional rig and jointed pipe may require re-establishment of under-balanced conditions every 30 ft drilled. Expanding an existing well to increase production levels using coiled tubing re-entry drilling, thereby extending the life of the existing facilities has created an enormous potential for the oil companies to reduce the cost per barrel produced.

Circulation

The most popular use for coiled tubing is circulation. A hydrostatic head (a column of fluid in the well bore) may be inhibiting flow of formation fluids due to its weight (the well is said to have been killed). The safest solution to this problem is to attempt to circulate out the fluid using a gas, frequently nitrogen. By running in coiled tubing to the bottom of the hole and pumping in the gas, the kill fluid can be forced out to production.

Pumping

Pumping through coiled tubing can also be used for disbursing fluids to a specific location in the well such as for cementing perforations or performing chemical washes of downhole components such as sandscreens. In the former case, coiled tubing is particularly advantageous compared to simply pumping the cement from surface, as allowing it to flow through the entire downhole pipe could potentially damage important components.

Drilling

A relatively modern drilling technique involves using coiled tubing instead of conventional drill pipe. This has the advantage of requiring less effort to get in and out of the well (the coil can simply be run in and pulled out while drill string must be assembled and dismantled joint by joint). Instead of rotating the drill bit by using a rotary table or top drive at the surface, it is turned by a downhole motor, powered by the motion of drilling fluid pumped from surface.

Logging and perforating

Well logging usually refers to downhole measurements made via instrumentation that is lowered into the well at the end of a wireline cable (the simplest way to lower equipment in and out of the well, usually just a long strand of very thin wire). These tasks are by default the realm of wireline because coiled tubing is rigid; it can be pushed into the well from surface. This is an advantage over wireline, which is gravity dependent and depends on the weight of the toolstring to be lowered into the well. For highly deviated and horizontal wells, gravity may be insufficient.

Fishing

The application of tools, equipment and techniques for the removal of junk, debris or fish (anything left in a wellbore) from a wellbore.

By not having to connect individual pieces of pipe, coiled tubing crews greatly increase the speed of putting pipe into the well and saves time and costs for the well owner, whether dealing with circulation, pumping, drilling, logging and perforating and/or fishing operations.

BUSINESS OPERATIONS

We specialize in the design and production of proprietary tools for the coil tubing industry. We concentrate on four categories of coil tubing applications: tubing fishing, tubing work over, pipeline clean out, and coil tubing drilling, which categories of applications are described in greater detail below. We currently manufacture about 25% of our tools and components in house at our Spring, Texas offices. We also outsource approximately 70% of our tools and components to be manufactured by outside manufacturers (described in greater detail below) and purchase the remaining 5% of our products off the shelf.

Coiled Tubing Drilling

Although coiled tubing drilling has always provided an alternative to traditional vertical drilling, more sophisticated applications like horizontal, underbalanced, and re-entry drilling have elevated the success of coiled tubing in drilling applications in recent years. We manufacture and rent several products to be used in drilling applications, including the following:

The “Jet Motor” -
The Jet Motor is a tool that produces rotation and horsepower by pumping fluid or gas through the components of the tool. The power generated by the tool is then used to drill subterranean objects in an oilwell or to deepen an existing well.

The “Pulsator” -	The Pulsator is a tool much like an automobile shock absorber. The tool absorbs spike loads induced by the drilling application, which are often created by a Jet Motor or other similar tool.

The “Heavy Hitter” -
The HeavyHitter jar enables energy to be stored like a spring placed in tension. When released the energy accelerates and is released to an internal hammer and anvil creating impact force to a strike an object in a well.

The “Amplidyne” -
The Amplidyne is used to store the energy released by the HeavyHitter through a fluid spring. Upon release of the energy the Amplidyne allows acceleration of energy and magnifies the impact of the Heavyhitter.

Thru Tubing Well Maintenance

One of the biggest advantages of using coiled tubing technology is the ability to perform live-well workovers instead of killing the well first with fluids and deploying a conventional workover rig to the well. Our tools allow the well tubing to be cleared instead of replaced. We believe that the time and cost savings and ultimate effect on the cost per barrel produced using our technology are considerable.

Our thru tubing well maintenance products include:

The “Jet Hammer” -
The Jet Hammer is a tool that creates rotational horsepower and axial impact energy to remove objects from a wellbore. The tool works under the same principal as a jackhammer cycling to 2000 impacts per minute. The tool is used for the removal of scale, sand cement, barium and paraffin from production tubing and the tool is also effective in shattering glass and ceramic discs placed in the well. The tool can be powered by water, light drilling fluids, air, nitrogen or other acid media. The tool is easy to operate and can withstand temperatures of up to 500 degrees Fahrenheit. Bits for the Jet Hammer are designed to maximize the penetration rate of the tool by taking advantage of the tool’s unique combination of rotational and percussive impact forces.

The “Jet Motor” -
The Jet Motor is a very compact (19 inch overall length) down hole motor. The tool has a unique jetting system to maximize torque. It has no rubber thereby allowing the use of acids, nitrogen or fluid at high operating temperatures. The tool is ideal for use in wells up to 500 degrees Fahrenheit.

The “Rotorjet” -
The Rotorjet is a tool developed in liaison with our associate Hammelmann and is used to clean production tubing of sediments deposited during the production of oil and gas. The Rotorjet also is used to clean perforated areas through exerting high jet velocities into producing formations thus increasing well production. The Rotorjet is described in greater detail below under Pipeline Cleanout.

Coiled Tubing Fishing

Fishing in the oilfield is generally known as the process of removing debris from a well. The process is used when a well production is affected and the debris must be removed.

The “Rotating Tool” -
The Rotating Tool has been designed and developed specifically for use in our coiled tubing operations. Its purpose is to mechanically provide rotation to assist in connecting to a fish. The Rotating Tool can be also be used with HeavyHitters in combination with an Amplidyne to remove a fish that remains stuck. The Rotating Tool currently generates more revenue for us than any other tool.

The “Heavy Hitter” -	The HeavyHitter as described in the drilling application above, can also be used in the fishing operations.

The “Amplidyne” -	The CTT Amplidyne, also discussed above, can also successfully be used for fishing operations.

Pipeline Cleanout

The Rotorjet is a tool developed in liaison with our associate Hammelmann. The tool is used to clean the inner pipeline walls. The Rotorjet features variable rotational speeds and can hold pressures from 600 to 20,000 pounds per square inch (“PSI”) providing maximized nozzle velocities for cleaning. The Rotorjet can remove paraffin and other sediments from pipelines without use of chemicals. We believe that the maintenance of a pipeline using a Rotorjet extends the pipeline life and maximizes the pipeline efficiency.

We mainly focus on the development, marketing and rental of advanced tools and related innovative technical solutions to be used with coil tubing in the bottom hole assembly (“BHA”) for the exploration and production of hydrocarbons (“E&P”).  Although various companies in the E&P services business have realized the importance of coiled tubing, we have focused entirely on the development of dedicated, patented, proprietary downhole tools and the related marketing strategies.

We believe that we have identified a market for an aggressive, innovative and independent, full line, tool company and have pursued that business strategy.  We offer a turnkey tool package containing a full line of standard tools and proprietary downhole tools or a single item tool rental.

Since the United States domestic market is currently by far the largest market for coiled tubing, we are currently focusing primarily on the domestic market, as well as to a limited extent, Canada. However, moving forward, we anticipate expanding our marketing efforts into the North Sea and Middle Eastern markets. We believe that the possibility to extend the life of platforms makes it extremely attractive to use coiled tubing offshore.

Coiled Tubing Industry

The coiled tubing industry is made up of three operational segments:

•	Oil Companies;
•	Coiled Tubing Operators; and
•	Service Companies.

Oil companies typically outsource most of their coil tubing work to the E&P service industry in general and the coiled tubing industry in particular.  The oil companies’ engineers rely on coiled tubing operators and downhole service companies to provide operational recommendations and applications to accomplish a specific task on their well.  They are constantly seeking new tools for their operations, which often allow proprietary tool companies, such as us, an advantage on their wells.  The trend to outsource services is expected to continue, as the oil companies are not interested in owning and paying for the upkeep of high cost coil tubing equipment and tools.  As a result, service companies are responsible for the operation of the majority of drilling and fishing procedures using coil tubing technology.  The service companies use mostly proprietary tools and large service companies, with whom we compete, like Thru Tubing Solutions, Baker-Hughes, Weatherford, and Smith International, which are focusing more and more on drilling.  These companies are attempting to create a one-stop-shop concept with turnkey solutions for oil companies, especially abroad, as the US domestic market is regarded as highly competitive in this respect.

The Market for Coiled Tubing

We believe that the United States domestic market and Canada, which we operate in, is by far the largest and the most competitive market for coil tubing technology, due to the older age of wells and the difficulty in keeping them profitable.  Moreover, the United States is considered to be the breeding ground for new technology with a consequential large build-up of coiled tubing units and related companies keeping the rates competitive and therefore coiled tubing workovers more viable.

Business Strategy

We have based our business strategy on the leasing and rental of our product lines to three distinct markets:

•	Oil Companies;
•	Coiled Tubing Operators; and
•	Well Servicing Companies.

There are four components to our strategic vision:

•	Build profitable year over year sales of existing proprietary products;
•	Accelerate development of new proprietary products;
•	Accelerate growth of new distribution stockpoints worldwide; and
•	Accelerate growth through acquisitions.

We believe increasing our proprietary product lines availability to our customers is critical to our profitability.  Therefore, we will focus on initiatives to drive year over year sales growth for our existing products, funding permitting, emphasizing:

•	Enhanced customer focus through a concerted sales and marketing effort in the future;
•	Increased investment in product lines; and
•	Accelerated growth of new product lines.

Hammelmann Distributor Contracts

On or about January 1, 2007, Coil Tubing Technology, Inc., our wholly owned subsidiary (“CTT”) entered into two Statement of Understandings with Hammelmann Corp. (“Hammelmann” and the “Statement of Understandings”). The Statement of Understandings provide for Hammelmann to provide CTT the coil tubing nozzles known as the “RotorJet” and “TurboJet” and the surface cleaner known as the “Coil Tubing Cleaner” to market, field test and to report the performance of to Hammelmann, which any revenues generated on such products to be split 50/50 between CTT and Hammelmann. The Statements of Understandings remain in effect until terminated with sixty (60) days prior written notice to the non-terminating party.

Subsidiaries

We currently have two wholly owned Texas subsidiaries, Precision Machining Resources, Inc. (“PMR”) and Coil Tubing Technology, Inc. The majority of our tool rental and tool production operations are run through Coil Tubing Technology, Inc. (“CTT”). PMR owns the manufacturing equipment used to produce tools used in the work-over segment of the Company’s rental business, which generally require smaller tools than other coil tubing operations.  PMR also stocks coil tubing tool parts which it sells directly to other service companies, making PMR a supply and sales arm for non-proprietary tools and equipment of the Company. Unless this Registration Statement states otherwise, the discussion of our operations and our financial statements, and the use of the terms “we,” “us,” ,“our” and similar language, included herein include the operations of both of our wholly owned subsidiaries, PMR and CTT.

Employees

We currently have five (5) full-time employees, including our Chief Executive Officer, Jerry Swinford.

Suppliers

We obtain the raw materials which we use to produce our coil tubing technology from the following suppliers:

•	Earle M. Jorgenson Co.
•	Tubular Steel
•	Aztec Machine
•	Carbide Tooling (CTIS)
•	H.E. Halford Welding
•	Houston Plating & Coating
•	Hammerlmann Corp.
•	JCI Inspection
•	Prescott Machine

Dependence on One or a Few Major Customers

For the year ended December 31, 2006, we had three customers which accounted for 29.9%, 27.1%, and 12.5% percent of our net sales, respectively. For the year ended December 31, 2006, we had three customers which accounted for 34.5%, 32.4%, and 17.5% of trade accounts receivable, respectively. For the year ended December 31, 2006, those customers were Thru Tubing Solutions a division of Cudd Pressure Control (“TTS”), Weatherford International, and Specialty Tools Inc., respectively.  As a result, the majority of revenues for the year ended December 31, 2006, were due to only a small number of repeat customers, and we anticipate this trend continuing moving forward. Additionally, as a result, if we lose any of our major customers and are unable to replace such client with a similarly sized customer, it would likely have a materially adverse effect on our results of operations and could force us to curtail or abandon our current business operations.  We do not currently have any material agreements in place with any of our customers, but instead, we bill our customers based on purchase orders (“PO’s”), which contain standard provisions, and allow such customers 30 days from such PO date to pay us for their tool rentals.

Billing Process

We bill our clients based on PO’s received from such clients after the use by such clients of our tools.  For instance, assuming a client rents a tool out for five days, we usually receive a PO from such client at the expiration of such five day period, and/or at the expiration of such client’s project in the event that any client is using multiple tools over a prolonged period for a particular job.  We receive rental fees based on the use of rented tools by our customers and whether such tools are on particular jobsites.  If a tool is on a jobsite but not being used for a downhole application we receive a standby fee for and if any tool is used downhole on any particular day we receive a much larger day rate for such tools.

We also bill our clients for the full cost of any tools which are lost and/or damaged in use and recognize the full cost of the tool as revenue after subtracting the carrying cost of such tool (the value of such tool minus any depreciation).

Patents, Trademarks and Licenses

CTT currently holds trademark number 77114787, relating to three concentric circles, which Coil Tubing uses to advertise its products.

Jerry Swinford, our Chief Executive Officer and Director currently holds a registered patent (5584342) on which he was the inventor, which was assigned back to him by Ponder Industries, Inc. effective February 1, 1999, relating to a Subterranean Rotation Inducing Device and Method.

Mr. Swinford has also has a provisional patent application filing 60/787,906, a non-provisional patent application filing 11/693,568 for certain jet powered down hold driven tools and a non-provisional patent application filing 11/848,614 for a multi directional rotation tool, which patents have not been registered to date. A provisional patent application gives a filer one full year to assess an invention’s commercial potential before committing to the higher cost of filing and prosecuting a non-provisional application for a patent.

Pursuant to the terms of Mr. Swinford’s Employment Agreement, as amended, described above, we are granted a royalty free license to use any patents held by or developed by Mr. Swinford for as long as he is employed by us.

Mr. Swinford’s issued patent (5584342) , the provisional patent and non-provisional patent applications we have filed, which are described above (collectively the “Swinford Patents”), along with our Statement of Understandings with Hammelmann make up the core of our business and we believe provide us with a competitive advantage over other coil tubing companies.  The vast majority of our revenues are derived from the Swinford Patents, through the manufacture and rental of our proprietary tools based on the Swinford Patents.  There are risks associated with our loss of the use of the Swinford Patents, which is described in greater detail above under “Mr. Swinford Will Retain the Rights to and Ownership of Any Inventions He May Discover, Originate or Invent, Either Alone or with Others Pursuant To His Employment Agreement.”

Below is a summary of the Company’s Trademark and the Patents owned by Mr. Swinford, which we receive the right to use, free of royalty payments pursuant to and in connection with  the Waiver of Royalties Agreement (described in greater detail above under “Directors, Executive Officers, Promoters and Control Persons”) as of the filing of this Registration Statement:

Type of Intellectual Property	Registered Number (or Provisional Number)	Expiration Date

Trademark - Registered Mark	Application Serial No. 77114787	Published for opposition on October 2, 2007. No opposition known to have been filed. Once issued, the Trademark will continue as long as it is used in market place

Patent - Letters Patent Issued Subterranean Rotating Device & Method	No. 5584342	Expires December 17, 2013 (assuming payment of maintenance fees)

Provisional Patent - Application Filed Jet Motor Downhole Tool	No. 60/787,906	Filed March 22, 2006 [registration has not been finalized as of the date of this filing]

Patent - Application Filed Jet Motor	No. 11/693,568	Filed March 2007 [registration has not been finalized as of the date of this filing]

Patent Application Filed – Rotation Tool	No. 11/848,614	Filed August 31, 2007 [registration has not been finalized as of the date of this filing]

Please see also the risk factors above, including the following risks: “If We Are Unable To Adequately Protect Our Intellectual Property Rights Our Business Is Likely To Be Adversely Affected,” and “Mr. Swinford Will Retain The Rights To And Ownership Of Any Inventions He May Discover, Originate Or Invent, Either Alone Or With Others Pursuant To His Employment Agreement,” for material risks associated with our intellectual property.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

PLAN OF OPERATION FOR
THE NEXT TWELVE MONTHS

We believe that we will be able to continue our business operations for approximately the next six to nine months without raising any additional capital. We believe that we will require approximately $1,000,000 of additional capital to continue our business operations for the next twelve months.

We are currently working on a new generation of coil tubing tools to aid in and facilitate well drilling. We expect the market for new applications of coiled tubing to continue to expand throughout fiscal 2007 and 2008, especially in drilling and workover applications, which we are actively pursuing.

Moving forward, we anticipate spending a larger percentage of our working capital on research and development activities, which we believe will be required to provide technological advancement to our coiled tubing technologies.

COMPARISON OF RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2007, COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006

We had net sales of $542,899 for the nine months ended September 30, 2007, compared to net sales of $191,126 for the nine months ended September 30, 2006, an increase in net sales of $351,773 or 184.1% from the prior period. The increase in net sales was mainly due to increases in our customer base in Canada and the Western United States during the period from July 1, 2006 through September 30, 2007, which led to increased sales for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006.

We had total cost of sales of $228,146 for the nine months ended September 30, 2007, compared to total cost of sales of $135,674 for the nine months ended September 30, 2006, an increase in total cost of sales of $92,473 or 68.2%.  Cost of sales for the nine months ended September 30, 2006 did not include $59,578 of depreciation on idle machinery and equipment, which was included as depreciation in cost of sales for the nine months ended September 30, 2007, as the depreciation for such prior period was included in operating expenses.  The main reason for the increase in cost of sales was the change in depreciation expense from operating expenses to cost of sales for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006.

We had a total gross profit of $314,753 for the nine months ended September 30, 2007, compared to a gross margin of $55,453 for the nine months ended September 30, 2006, an increase in gross margin of $259,300 from the prior period, which increase was due to the 184.1% increase in net sales offset by the 68.2% increase in cost of sales.

We had total operating expenses of $521,107 for the nine months ended September 30, 2007, compared to total operating expenses of $475,991 for the nine months ended September 30, 2006, an increase of $45,116 from the prior period.   Operating expenses for the nine months ended September 30, 2007 consisted of general and administrative expenses of $484,347 and depreciation and amortization of $36,760.  The main reasons for the increase in operating expenses were increases in salaries and employee benefits in connection with increases in our number of employees during the period from September 30, 2006, to September 30, 2007, along with increased professional fees in connection with the preparation and review of our registration statement filing and amendments thereto by our legal counsel and independent auditors, offset by a decrease in depreciation and amortization associated with the fact that $59,578 of depreciation on idle machinery and equipment was included in operating expenses during the nine months ended September 30, 2006; but was included in cost of sales for the nine months ended September 30, 2007.

We had a net loss of $206,354 for the nine months ended September 30, 2007, compared to a net loss of $420,539 for the nine months ended September 30, 2006, a decrease in net loss of $214,185 or 50.9% from the prior period, which decrease in net loss was mainly due to the $259,300 increase in gross profit offset by the $45,116 increase in operating expenses for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006.

YEAR ENDED DECEMBER 31, 2006, COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

We had sales to non-related parties of $235,822 for the year ended December 31, 2006, compared to sales of $122,935 for the year ended December 31, 2005, an increase of $112,887 or 91.8% from the prior period. Our sales increased for the year ended December 31, 2006, compared to the year ended December 31, 2005, due to a change in business focus in 2005.  From March 2005 through November 2005, the period which we were solely owned by Grifco, our business operations changed solely to research and development and we ceased any tool rental operations.  In connection with the Exchange Agreement in November 2005, when we became a wholly owned subsidiary of Coil Tubing, we resumed the tool rental operations which we had conducted prior to the March 2005 Purchase Agreement with Grifco.  Our sales increased for the year ended December 31, 2006, compared to the year ended December 31, 2005, due to the fact that we had a full twelve months of rental income in 2006, compared to less than four months of rental income during 2005.

We also had sales to our parent, Coil Tubing of $85,050 for the year ended December 31, 2005, compared to no sales to our parent for the year ended December 31, 2006, giving us total sales of $235,822 for the year ended December 31, 2006, compared to total sales of $207,985 for the year ended December 31, 2005, an increase in total sales of $27,837 or 13.4% from the prior period.

We had cost of sales of $151,852 for the year ended December 31, 2006, compared to cost of sales of $116,879 for the year ended December 31, 2005, an increase in cost of sales of $34,973 or 29.9% from the prior period, which increase was mainly due to increases in freight charges in connection with the shipping of our products to our customers’ locations and increases in the repair and maintenance costs associated with such products, which was not offset by a decrease of approximately $22,000 in our royalty payments paid to Hammelman in connection with the Statements of Understandings, described above.

We had a gross profit of $83,970 for the year ended December 31, 2006, compared to $91,106 for the year ended December 31, 2005, a decrease of $7,136 from the prior period. The decrease in gross profit was mainly due to a greater increase in our cost of sales versus our total sales for the year ended December 31, 2006, compared to the year ended December 31, 2005.

We had total operating expenses of $627,159 for the year ended December 31, 2006, compared to total operating expenses of $283,838 for the year ended December 31, 2005, an increase in total expenses of $343,321 or 121.0% from the prior period. The items which caused the increase in total expenses were an increase of $315,031 or 166.6% in general and administrative expenses due to an increase of approximately $98,000 in salaries and wages, an increase of approximately $52,000 in travel expenses, an increase of approximately $40,000 in legal fees, an increase of approximately $38,000 in officers compensation, an increase of $30,000 in auditing fees, an increase of approximately $26,000 in professional fees, and an increase of $21,000 in rent to $504,095 for the year ended December 31, 2006, compared to general and administrative expenses of $189,064 for the year ended December 31, 2005, and an increase of $28,290 in depreciation expense, to $123,064 for the year ended December 31, 2006, compared to $94,774 for the year ended December 31, 2005.

We had a total operating loss of $543,189 for the year ended December 31, 2006, compared to a total operating loss of $192,732 for the year ended December 31, 2005, an increase of $350,457 or 181.8%, which was mainly due to the 121.0% increase in total operating expenses and the 29.9% increase in cost of sales, which was not sufficiently offset by the 13.4% increase in sales for the year ended December 31, 2006, compared to the prior period.

We had total other expense of $100 for the year ended December 31, 2006, compared to total other income of $664,636 for the year ended December 31, 2005, a decrease in total other income of $664,736 from the prior period. Other expense for the year ended December 31, 2006, was composed solely of $100 of interest expense, while other income for the year ended December 31, 2005, included $664,527 of gain on forgiveness of debt in connection with the forgiveness of approximately $800,000 owed to a third party in March 2005, which amount was forgiven by the third party in connection with the issuance to the third party of $200,000 of Grifco common stock in connection with the Exchange Agreement, described above and $8,218 of rental income in connection with the sublease of a portion of our machine shop to an outside contractor during the year ended December 31, 2005, which amounts were offset by $8,109 of interest expense.

We had a net loss of $543,289 for the year ended December 31, 2006, compared to net income of $471,904 for the year ended December 31, 2005, a decrease in net income of $1,015,193 for the year ended December 31, 2006, compared to the prior period. The main reasons for the decrease in net income were the $664,527 of gain on forgiveness of debt during the year ended December 31, 2005, which was not realized during 2006, and a $343,321 or 121.0% increase in operating expenses, which was not sufficiently offset by the $27,837 or 13.4% increase in sales for the year ended December 31, 2006, compared to the year ended December 31, 2005.

LIQUIDITY AND CAPITAL RESOURCES

We had total current assets of $367,284 as of September 30, 2007, which included $255,536 of cash and $111,748 of accounts receivable.

We had total assets of $730,744 as of September 30, 2007, which included $79,548 of machinery and equipment, net of accumulated depreciation, $283,912 of rental tools, net of accumulated depreciation, and the $367,284 of current assets.

We had total liabilities consisting solely of current liabilities of $1,531 as of September 30, 2007, which included $1,531 of accounts payable and accrued expenses.

We had total working capital of $365,753 and an accumulated deficit of $861,784 as of September 30, 2007.

We had $150,241 of net cash used in operating activities for the nine months ended September 30, 2007, which was mainly due to $206,354 of net loss, offset by $112,475 of depreciation and amortization, less a decrease in accounts receivable of $52,942.

We used $147,377 of cash flow from investing activities for the nine months ended September 30, 2007, representing the purchase of machinery and equipment.

We had $553,000 of net cash provided by financing activities for the nine months ended September 30, 2007, which was due to $555,800 of capital contributions solely in connection with funds raised by Coil Tubing, and contributed to us, in connection with subscriptions by an individual, Bert Pohlmann, for a total of 22,727,272 units, each consisting of one share of our common stock and one warrant with an exercise price of $0.022 per share, and approximately $55,800 in contributions from Grifco International, Inc. in connection with a previously planned merger, which all parties have since abandoned, less the payment of $2,800 on a loan to a shareholder.

We currently believe that we will be able to continue our business operations for approximately the next six to nine months if no additional funding is raised. We will require approximately $1,000,000 of additional financing to implement our business plan for the next twelve (12) months. As described above, Coil Tubing previously raised $500,000 through two subscriptions by Bert Pohlmann for 22,727,272 units, at $0.022 per unit, one subscription in April 2007 and one subscription in August 2007, with each unit purchased consisting of shares of common stock and a three year warrant to purchase a share of common stock at $0.022 per share, which funds were subsequently transferred to us to be used for working capital and to help us pay for the Distribution.

In June 2007, we entered into an Employment Agreement with our Chief Executive Officer, Jerry Swinford, which Employment Agreement was later amended and replaced in September 2007, and which is descried in greater detail above under “Directors, Executive Officers, Promoters and Control Persons.”  Pursuant to the Employment Agreement we agreed to pay Mr. Swinford an annual salary of $120,000 per year, subject to increases of not less than 10% per year during the three year term of the agreement.  We do not believe that the Employment Agreement will have any material effects on our future operating results, as the Employment Agreement and the related agreements entered into in connection with the Employment Agreement only memorialized the material terms of the relationship between Mr. Swinford and the Company which had existed since Mr. Swinford began serving as Chief Executive Officer of the Company in July 1999, and provided Mr. Swinford with a small increase in his salary from the prior year’s period.  Specifically, Mr. Swinford had been paid a salary of $9,000 per month prior to his entry into the Employment Agreement, and receives a salary of $10,000 under the Employment Agreement.  Furthermore, because we currently plan to expand our operations and our sales moving forward, we do not believe that the 10% yearly increases in Mr. Swinford’s annual salary will have any material effect on our results for any particular period.

We have no current commitment from our officer and Director or any of our shareholders, other than the shareholder described above, to supplement our operations or provide us with financing in the future. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

DESCRIPTION OF PROPERTY

We, through CTT, currently rent office and manufacturing space at 19511 Wied Rd., Suite D and Suite E, in Spring, Texas. The Company entered into a rental agreement effective January 1, 2005, under which we rented space on a month to month basis, with an initial fixed rental payment of $1,625 per month, for a term of two (2) years. Since entering into the rental agreement, the agreement has been adjusted, adding additional rental space, and extended to January 1, 2009. We currently pay $2,550 per month in rental fees for our offices and our manufacturing space.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

In December 2005, Jerry Swinford ceased serving as a Director of the Company, and Lois Newman was appointed as a Director of the Company.

In August 2006, Ms. Newman was replaced as a Director of the Company by Mr. Swinford, who continues to serve as a Director of the Company.

In May 2007, we purchased a truck from Houston Vehicles Unlimited, Inc., which is 100% owned by our Chief Executive Officer, Jerry Swinford’s family, for aggregate consideration of $4,750.

On or about June 19, 2007, we granted our Chief Executive Officer and sole Director 1,000,000 shares of Series A Preferred stock in consideration for his services as our Chief Executive Officer and in connection with the terms of the Release and Restatement, described above, which Series A Preferred Stock is described in greater below under “Description of Capital Stock.”

Effective July 1, 2007, we entered into an Executive Compensation and Retention Agreement (the “Employment Agreement”) with our sole officer, Jerry Swinford to serve as our Chief Executive Officer and President. The Employment Agreement is effective until December 31, 2008, and is automatically extended for two separate additional years thereafter, assuming that we do not receive notice from Mr. Swinford of his intent to not extend such Employment Agreement prior to December 1st of any year preceding an extension year. The Employment Agreement also contained a Licensing Agreement and a Waiver of Royalties Agreement. The Employment Agreement, Licensing Agreement and the Waiver of Royalties Agreement are described in greater detail above under “Directors, Executive Officers, Promoters and Control Persons.”

In July 2007, our Board of Directors approved the issuance of 1,000,000 shares of our common stock to Jerry Swinford, our Chief Executive Officer and President, in consideration for and in connection with his entry into his Employment Agreement with us, described in greater detail above under “Employment Agreement.”

In September 2007, we entered into an Amended Executive Compensation and Retention Agreement with Mr. Swinford, which clarified the definition of “change of control” as used in the definition of constructive termination in the Employment Agreement.  The effects of the Amended Employment Agreement are included in the discussion of the Employment Agreement as disclosed throughout this Registration Statement.

In September 2007, we entered into an Amended Licensing Agreement with Mr. Swinford, which clarified the terms of  Mr. Swinford’s royalty payment requirements.  The effects of the Amended Licensing Agreement are included in the discussion of the Licensing Agreement as disclosed throughout this Registration Statement.

Tabular Disclosure of Consideration Provided to our Chief Executive Officer Jerry Swinford During the Past Four Fiscal Years and as of the Year to Date (not including the repayment of any loans provided by Mr. Swinford to us during the years listed below):

	Shares Received From the Company	Cash Consideration Received From the Company In Repayment of Loans Previously Made*	Salary Received From the Company	Benefits Received From the Company	Property Received From the Company	Expense Reimbursements

January 1, 2007 through December 1, 2007	1,000,000 Shares of Series A Preferred Stock	$6,900	$105,100 (1)	$24,000 (2)	-	$12.800
	1,000,000 Shares of common stock in connection with his entry into the Employment Agreement, described above

2006	-	$4,000	$109,385 (1)	$17,546 (1)(3)	-	$12,673

2005	-	$61,143	$71,258 (1)	$3,200 (4)	-	-

2004	-	$40,100	$24,500 (1)	$5,200 (4)	-	-

2003	-	$25,050	$73,500 (1)	$11,416 (4)	-	-

Other than as included in the table above, during the periods presented, Mr. Swinford has not been paid any cash, property, contractual or other material consideration by the Company, nor has he vested any stock options during the periods provided above.

* Mr. Swinford made various loans to CTT, the Company’s Texas subsidiary from 2002 to 2006, totaling $137,193, which loans did not bear interest and were payable on demand.  All of the loans previously made by Mr. Swinford to CTT, have been repaid to date.

(1) Mr. Swinford is paid directly from CTT.

(2) Includes $9,900 ($900 per month for eleven months) paid as an automobile allowance to Mr. Swinford, which Mr. Swinford uses in connection with a 2006 GMC Denali crew cab pickup which he drives for personal and work purposes and $14,300 ($1,300 per month for eleven months) in health insurance premiums for Mr. Swinford and his wife, which are paid for by the Company.

(3) Includes $12,146 of funds paid in connection with Mr. Swinford’s health insurance premiums, for Mr. Swinford and his wife, as well as $5,400, approximately $900 per month (for the last six months of the fiscal year) paid as an automobile allowance to Mr. Swinford, which Mr. Swinford uses in connection with a 2006 GMC Denali crew cab pickup which he drives for personal and work purposes.

(4) Represents amounts paid to Mr. Swinford as an automobile allowance.

EXECUTIVE COMPENSATION

Name & Principal Position	Year	Salary ($)	Other(1) Annual Compensation($)	Options/ SARs	Bonus($)	Total Compensation ($)
Jerry Swinford	2006	109,385(1)	17,546 (2)(1)	-	-	126,931
CEO, President CFO,	2005	71,258(1)	3,200(1)	-	-	74,458
Treasurer, and Secretary (from 2003 to present) and	2004	24,500(1)	5,200(1)	-	-	29,700
Director (from December 2003 to December 2005 and from August 18, 2006 to present)

* No Executive Officer received any LTIP payouts, non-equity incentive plan compensation, non-qualified deferred compensation earnings, or restricted stock awards during the years ended 2004, 2005, or 2006, and no salaries are being accrued.

(1) Mr. Swinford’s salary is paid directly by CTT, our Texas subsidiary.

(2) Includes $12,146 of funds paid in connection with Mr. Swinford’s health insurance premiums, as well as $5,400, approximately $900 per month (for the last six months of the fiscal year) paid as an automobile allowance to Mr. Swinford, which Mr. Swinford uses in connection with a 2006 GMC Denali crew cab pickup which he drives for personal and work purposes.

(3) Represents amounts paid to Mr. Swinford as an automobile allowance.

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. Other than the individual listed above, we have no other executive employees who have received more than $100,000 in compensation, including bonuses and options, during each of the last three (3) fiscal years.

Recent Events Relating to Executive Compensation:

On or about June 19, 2007, we issued Mr. Swinford 1,000,000 shares of Series A Preferred stock in consideration for his services as our Chief Executive Officer and in connection with the terms of the Release and Restatement, described herein, which Series A Preferred Stock is described in greater detail below under “Description of Capital Stock.”

Effective July 1, 2007, we entered into an Executive Compensation and Retention Agreement (the “Employment Agreement”) with our sole officer, Jerry Swinford to serve as our Chief Executive Officer and President. The Employment Agreement is effective until December 31, 2008, and is automatically extended for two separate additional years thereafter, assuming that we do not receive notice from Mr. Swinford of his intention not to extend such Employment Agreement prior to December 1st of any year preceding an extension year. The Employment Agreement provides for Mr. Swinford to receive a salary of $120,000 for the first year, (pro rated for the remainder of the year), with yearly increases, assuming such Employment Agreement is extended past the Initial Term, of a minimum of 10% of the prior year’s salary, for each additional Extension Year he is employed under the Employment Agreement.

The Employment Agreement is described in greater detail above under “Directors, Executive Officers, Promoters and Control Persons.”

In July 2007, our Board of Directors approved the issuance of 1,000,000 shares of our common stock to Jerry Swinford, our Chief Executive Officer and President, in consideration for and in connection with his entry into his Employment Agreement with us, described in greater detail above under “Employment Agreement.”

In September 2007, we entered into an Amended Executive Compensation and Retention Agreement with Mr. Swinford, which clarified the definition of “change of control” as used in the definition of constructive termination in the Employment Agreement.  The effects of the Amended Employment Agreement are included in the discussion of the Employment Agreement as disclosed throughout this Registration Statement.

In September 2007, we entered into an Amended Licensing Agreement with Mr. Swinford, which clarified the terms of Mr. Swinford’s royalty payment requirements.  The effects of the Amended Licensing Agreement are included in the discussion of the Licensing Agreement as disclosed throughout this Registration Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

Jerry Swinford, our sole executive officer and Director, does not receive any separate consideration from the Company other than the compensation he is paid as the Company’s sole executive officer, for his service on the Board of Directors. However; the Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors, consisting solely of Jerry Swinford, determines the compensation provided to our sole executive officer, Mr. Swinford, and/or any other executive officers we may hire in the future in our sole determination. Our executive compensation program is designed to attract and retain talented executives (such as Mr. Swinford), to meet our short-term and long-term business objectives. In doing so, we attempt to align our executive’s interests with the interests of our shareholders by providing an adequate compensation package to such executive. This compensation package includes a base salary, which we believe is competitive with other companies of our relative size. Additionally, our Board of Directors reserves the right to award incentive bonuses which are linked to our performance, as well as to individual executive officer’s performance in the future. This package may also include long-term, stock based compensation to Mr. Swinford and/or any additional executives we may hire in the future, which are intended to align the performance of our executives with our long-term business strategies.

Base Salary

The base salary of Mr. Swinford, our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer, was established by our entry into the Employment Agreement with Mr. Swinford, effective July 1, 2007, described in greater detail above, Mr. Swinford’s salary was established by evaluating the range of responsibilities of his positions, as well as the anticipated impact that Mr. Swinford could have in meeting our strategic objectives. Mr. Swinford’s base salary and/or the base salaries of any additional executive officers we may hire in the future may be adjusted (subject to the terms of any Employment Agreements, including Mr. Swinford’s Employment Agreement which provides for him to receive yearly salary increases of 10% of his prior year’s salary) to reflect the varying levels of position responsibilities and individual executive performance.

Incentive Bonus

Along with Mr. Swinford’s base salary, the Board of Directors reserves the right to give incentive bonuses to Mr. Swinford, which bonuses the Board of Directors may grant in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of Mr. Swinford in the sole discretion of the Board of Directors.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award executives with long-term, stock based compensation in the future, in the sole discretion of our Board of Directors, similar to the compensation plan we have with Mr. Swinford pursuant to his Employment Agreement, whereby he is to receive shares of common stock equal to 5% of our then outstanding shares of common stock at the expiration of each year he is employed under his Employment Agreement, as described in greater detail above.

Criteria for Compensation Levels

The Company has always sought to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its customers, its employees, and the communities in which the Company operates.  As of the filing of this Registration Statement, the Company’s sole executive officer is Jerry Swinford, its Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

The Board of Directors, currently consisting solely of Mr. Swinford (in establishing compensation levels for Mr. Swinford) and the Company (in establishing compensation levels for all employees of the Company) consider many factors, including, but not limited to, the individual’s abilities and executed performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, contributions to the Company’s overall image and reputation in the Company’s industry, and contributions to the development of the management team and other employees. An employee must demonstrate his or her ability to deliver results in his or her areas of responsibility, which can include, among other things: business development, efficient management of operations and systems, implementation of appropriate changes and improvements to operations and systems, personnel management, financial management, sales and strategic decision making.

Compensation levels for executives and employees are generally reviewed upon the expiration of such executive’s employment and/or consulting agreements (if any), and/or annually, but may be reviewed more often as deemed appropriate.

Compensation Philosophy and Strategy

In addition to the “Criteria for Compensation Levels” set forth above, the Company has a “Compensation Philosophy” for all employees of the Company (set forth below).

Compensation Philosophy

The Company’s compensation philosophy is as follows:

•
The Company believes that compensation is an integral component of its overall business and human resource strategies. The Company’s compensation plans will strive to promote the hiring and retention of personnel necessary to execute the Company’s business strategies and achieve its business objectives.

•
The Company’s compensation plans will be strategy-focused, competitive, and recognize and reward individual and group contributions and results. The Company’s compensation plans will strive to promote an alignment of the interests of employees with the interests of the shareholders by having a portion of compensation based on financial results and actions that will generate future shareholder value.

•
When determining compensation for officers, managers and consultants, the Company takes into account the employee’s (and/or consultant’s) knowledge, experience, past employment history and connections in the industry, including industry specific knowledge and experience, to the extent such knowledge and experience contributes to the Company’s ability to achieve its business objectives.

•
In order to reward financial performance over time, the Company’s compensation programs generally will consist of: base compensation, and may also consist of short-term variable incentives and long-term variable incentives (such as those provided to Mr. Swinford in connection with his Employment Agreement described above under “Directors, Executive Officers, Promoters and Control Persons,”), as appropriate.

•	The Company’s compensation plans will be administered consistently and fairly to promote equal opportunities for the Company’s employees.

•	The Company reserves the right to adjust annual base salaries of employees and/or to award performance based bonuses if individual performance is at or above pre-established performance expectations.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 500,000,000 shares of common stock, $0.001 par value per share ("Common Stock") and 10,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"). As of July 16, 2007, we had 21,000,000 shares of common stock issued and outstanding and 1,000,000 shares of Preferred Stock issued and outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Directors are appointed by a plurality of the votes present at any special or annual meeting of shareholders (by proxy or in person), and a majority of the votes present at any special or annual meeting of shareholders (by proxy or in person) shall determine all other matters.  The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will be, duly and validly issued, fully paid and non-assessable after the Distribution is affected.

PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

We currently have 1,000,000 shares of Series A Preferred Stock outstanding (described below), and the Preferred Stock will adversely affect the rights of the holders of common stock and, may therefore, reduce the value of our common stock.   Specifically, as described in greater detail below, the Series A Preferred Stock shares, voting in aggregate can vote a number of shares equal to 51% of our then outstanding shares, meaning that our common stock shares will have little to no effect on the outcome of shareholder votes.

Additionally, while it is not possible to state the actual effect of the issuance of any additional shares of Preferred Stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of any additional shares of Preferred Stock, such rights may be superior to those associated with our common stock (and/or our Series A Preferred Stock), and may include:

o Restricting dividends on the common stock;

o Rights and preferences including dividend and dissolution rights, which are superior to our common stock;

o Diluting the voting power of the common stock;

o Impairing the liquidation rights of the common stock; or

o Delaying or preventing a change in control of the Company without further action by the stockholders.

Series A Preferred Stock

We designated 1,000,000 shares of Series A Preferred Stock, $0.001 par value per share on June 19, 2007 (the "Series A Preferred Stock"). The Series A Preferred Stock has no dividend rights, no liquidation preference, no redemption rights and no conversion rights. On or about June 19, 2007, we granted all 1,000,000 shares of such Series A Preferred Stock to our sole officer and Director, Jerry Swinford. The 1,000,000 shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000,000 shares of the Company's Common Stock issued and outstanding at the time of a shareholder vote, the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400,000 shares, out of a total number of 20,400,000 shares voting. Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

Provisions of the Company’s Charter or By-Laws which would delay, deter or prevent a change in control of the Company:

There are no special provisions of the Company’s Certificate of Incorporation or By-Laws which would specifically delay, deter or prevent a change in control of the Company; however, due to the nature of the 51% voting rights associated with the Company’s outstanding shares of Series A Preferred Stock, which shares are currently held by the Company’s sole officer and Director, Jerry Swinford, it may be difficult if not impossible for shareholders of the Company to remove Mr. Swinford as a Director of the Company, and consequently as an officer of the Company.  Additionally, under Nevada law and the Company’s Bylaws, any vote to remove a Director from office must receive the vote of at least 2/3 of the Company’s outstanding shares.

Additionally, the Company has 9,000,000 shares of preferred stock authorized and undesignated. Shares of preferred stock designated by our Board of Directors in the future may have voting powers superior to our common stock and/or outstanding Series A Preferred Stock, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors.  Such preferred stock, if authorized in the future, may contain provisions (including voting rights) which could delay, deter or prevent a change in control of the Company.

SHARES AVAILABLE FOR FUTURE SALE

 After the Distribution, we will have 21,000,000 shares of common stock outstanding. Of those ____________ shares of common stock outstanding, approximately ______________ shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an “affiliate” of us, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

DETERMINATION OF PRICE

The Distribution described in this Prospectus is a spin-off Distribution of 20,000,000 shares of Coil Tubing common stock, which will represent 95.2% of our outstanding common stock. Coil Tubing will distribute the 20,000,000 shares of our common stock as soon as practicable after the date that our registration statement, of which this Prospectus is a part, is declared effective by the SEC. No new shares are being sold in this Distribution and no offering price has been established for our common stock. Upon completion of the Distribution, we will apply to have our shares quoted on the OTC Bulletin Board. We can provide no assurances that our shares will be accepted by the OTC Bulletin Board, or at what price our shares will trade if a market for does develop, nor can we provide any assurances that a market will develop.

For purposes of calculating the registration fee for the common stock included in this Prospectus, we have used an estimated price of $0.10 per share.  This is an arbitrary price and we can offer no assurances that the $0.10 price  bears  any  relation  to  the value  of the  shares  as of the  date  of this Prospectus.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock. We have no shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into, our common stock. We have 1,000,000 outstanding shares of Series A Preferred Stock, which are described in greater detail above. Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered. As of __________, the Record Date for the Distribution of shares by Coil Tubing, Coil Tubing had ___________ shares of common stock outstanding, held by ____ shareholders of record, which shareholders will become our shareholders following the Distribution.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission for our common stock offered in this offering. This Prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“US GAAP”). The following financial statements pertaining to Coil Tubing Technology Holdings, Inc. are filed as part of this Prospectus.

COIL TUBING TECHNOLOGY HOLDINGS, INC AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page(s)

Consolidated Balance Sheet
September 30, 2007
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash	$255,536
Accounts receivable, net of allowance for doubtful accounts of $2,532	111,748
Total Current Assets	367,284

Rental tools, net of accumulated depreciation of $300,112	283,912

Machinery and equipment, net of accumulated depreciation of $189,169	79,548

TOTAL ASSETS	$730,744

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable and accrued expenses	$1,531
Total Current Liabilities	1,531

STOCKHOLDERS’ EQUITY:
Preferred stock at $0.001 par value; 10,000,000 shares authorized; 1,000,000 shares issued and outstanding	1,000
Common stock at $0.001 par value; 500,000,000 shares authorized; 21,000,000 shares issued and outstanding	21,000
Additional paid-in capital	1,569,830
Deferred compensation	(833)
Accumulated deficit	(861,784)
Total Stockholders’ Equity	729,213

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$730,744

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	2007	2006

Sales	$542,899	$191,126

Cost of sales	144,857	133,510
Depreciation	79,289	2,164
Total cost of sales	228,146	135,674

Gross profit	314,753	55,452

Operating expenses:
General and administrative	484,347	383,610
Depreciation and amortization	36,760	92,381

Total operating expenses	521,107	475,991

Net loss	$(206,354)	$(420,539)

Net loss per common share - basic and diluted	$(0.01)	$(0.02)

Weighted average number of common shares outstanding - basic and diluted	20,336,000	20,0000,000

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(206,354)	$(420,539)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	112,475	94,545
Stock-based compensation	1,000	-
Amortization of deferred compensation	167

Changes in assets and liabilities:
Increase (decrease) in accounts receivable	(52,942)	19,148
Increase in accounts payable and accrued expenses	(4,587)	(36,553)

Net Cash Used in Operating Activities	(150,241)	(343,399)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of machinery and equipment	(147,377)	(133,703)

Net Cash Used in Investing Activities	(147,377)	(133,703)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution to capital	555,800	482,500
Repayment of loan	-	(4,800)
Repayment of loan from shareholder	(2,800)	(16,913)

Net Cash Provided by Financing Activities	553,000	460,787

NET INCREASE (DECREASE) IN CASH	255,382	(16,315)

CASH AT BEGINNING OF PERIOD	154	58,076
CASH AT END OF PERIOD	$255,536	$41,761

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:

Cash Paid For:
Income taxes	$-	$-
Interest	$-	$-

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

Coil Tubing Technology Holdings, Inc. (“CTTH” or “Company”) was incorporated on July 2, 1999 under the laws of the State of Texas, but has since re-domiciled to Nevada, as described below. The Company specializes in the design of proprietary tools for the coil tubing industry. The Company concentrates on four categories of coil tubing applications: thru tubing fishing, thru tubing workover, pipeline clean out, and coil tubing drilling. CTTH supplies a full line of tools to oil companies, coiled tubing operations and service companies.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited consolidated financial statements for the nine-month periods ended September 30, 2007 and 2006 are unaudited and include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation.  The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year. These financial statements should be read in conjunction with the information filed as part of the Company’s amended Registration Statement on Form SB-2/A, of which this Prospectus is a part.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of rental tools, machinery and equipment. Actual results could differ from these estimates.

The accompanying unaudited consolidated financial statements included all the accounts of CTTH and its wholly-owned subsidiaries, Coil Tubing Technology, Inc. and Precision Machining Resources, Inc. All intercompany transactions have been eliminated.

Summary of significant accounting policies

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts receivable

Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

Revenue recognition

The Company’s revenues are derived principally from sales of proprietary tools and rental fees. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future returns. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the product has been shipped or the services have been rendered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

Rental of proprietary tools: All tools are recorded on the Company’s books as rental equipment. The primary focus of the rental equipment is to generate rental income. As a result, the Company does not list inventory as a line item on the Company’s balance sheet. The Company considers rental income realized or realizable and earned when the Company receives Purchase Orders (“PO”) acknowledging the usage from the customers, the rental fee is fixed before the tools rental takes place, and collectibility is reasonably assured.

Sales of coil tubing related products: Sales of coil tubing related products are primarily derived from instances were a customer has a specific need for a particular coil tubing related product and desires to have the Company obtain and/or manufacture the particular product. These sales may include proprietary tools which are manufactured to the customer’s specification, but which are not part of the Company’s tool line

Lost or destroyed tools: Lost or destroyed tools is not a significant source of revenue for the Company; however, the Company bills customers for the full cost of any tools which are lost and/or damaged in use and the cost and related accumulated depreciation are removed from the accounts and any resulting revenue or expense is recognized. The gain or loss on lost tools is recognized in the revenue section and cost of sales expense, respectively.

   Net loss per common share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive common shares outstanding as of September 30, 2007.

On June 19, 2007, the Board of Directors, and majority shareholder, Coil Tubing, approved a 392.1568627 for one forward stock split of all issued and outstanding stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”) (see Note 4). As a result, the issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split. All references to share and per share data in the accompanying unaudited consolidated financial statements and related notes have been adjusted retroactively to reflect the forward stock split.

New Accounting Pronouncements

In June 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with its annual report for the fiscal year ending June 30, 2008, the Company will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement

•	of management's responsibility for establishing and maintaining adequate internal control over our financial reporting;

•	of management's assessment of the effectiveness of our internal control over financial reporting as of year end;

•	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

•	That our independent accounting firm has issued an attestation report on management's assessment of our internal control over financial reporting, which report is also required to be filed.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109, “Accounting for Income Taxes”. The interpretation clearly scopes out income tax positions related to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS No. 5”). The accounting provisions of FIN 48 became effective for the Company on July 1, 2007 and the cumulative effect of applying the provisions of FIN 48, did not have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” ("SFAS No. 157").  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued Statement of Financial Accounting Standards No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS No. 158”).  SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159,“The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $861,784 as of September 30, 2007 and had a net loss of $206,354 for the nine months ended September 30, 2007.

While the Company is attempting to increase revenues, the Company’s cash position may not be sufficient enough to support its daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 - STOCKHOLDERS’ EQUITY

For the nine months ended September 30, 2007, the parent of the Company contributed $555,800 as additional paid-in capital.

On May 24, 2007, the Company entered into a Plan of Conversion and filed Articles of Conversion with the Secretary of State of Texas and Nevada, shortly thereafter, to affect a conversion to a Nevada corporation (the “Conversion”). Concurrently with the Conversion, the Company increased its authorized shares of common stock to 500,000,000 shares, $0.001 par value per share, and authorized 10,000,000 shares of blank check preferred stock, $0.001 par value per share.

In May 2007, the Company entered into an Agreement and Release and Restatement and Novation of Agreement For Exchange of Common Stock (collectively the “Release and Restatement”) with Coil Tubing, Grifco, its Chief Executive Officer and Director, Jerry Swinford and James Dial, the Chief Executive Officer of Grifco. Pursuant to the Release and Restatement, the parties agreed that Grifco would distribute the 75,000,000 shares of Coil Tubing which it holds to its shareholders (which shareholders will participate in the Distribution) and Coil Tubing would issue Grifco 1,000,000 shares of Series B Preferred Stock, which will have no voting rights and will not participate in the Distribution, but will be convertible into 20,000,000 shares of Coil Tubing common stock, if Grifco exercises its option to purchase the Series A Preferred Stock of Coil Tubing. The “Option Period” which allows Grifco the right to purchase the Series A Preferred Stock of Coil Tubing for aggregate consideration of $100 lasts two (2) years from the date Mr. Swinford no longer desires to hold the Series A Preferred Stock of Coil Tubing. The Release and Restatement agreements also contemplate that Jerry Swinford will cancel the 75,000,000 shares of Coil Tubing which he holds, which shares will consequently not take part in the Distribution.

The Release and Restatement also included a provision whereby the parties agreed that Mr. Swinford would enter into an Employment Agreement with us, whereby he will serve as our Chief Executive Officer for a period of time to be determined by our Board of Directors, and will be issued shares of our Preferred Stock enabling him to vote 51% of our outstanding common stock.

Common Stock – Voting Rights

On June 1, 2007 the Company’s Board of Directors issued its chief executive officer and director, Jerry Swinford, who is also the Chief Executive Officer of Coil Tubing, 1,000,000 shares of Series A Preferred Stock of Coil Tubing. These preferred shares have a par value of $.001, have no conversion or redemption rights, shall not receive any dividends, have no liquidation value but give Mr. Swinford the right to vote 51% of all of the outstanding voting shares on any shareholder votes. The shares were valued at their par value of $0.001 per share or $1,000.

On June 19, 2007, the Board of Directors, and majority shareholder, Coil Tubing, approved a 392.1568627 for one forward stock split of all issued and outstanding stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”). As a result, the issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split. All references to share and per share data in the accompanying unaudited consolidated financial statements and related notes have been adjusted retroactively to reflect the forward stock split.

Effective July 1, 2007, Jerry Swinford entered into an Executive Compensation and Retention Agreement to serve as Chief Executive Officer and President, which was later amended and replaced by an Amended Executive Compensation and Retention Agreement entered into in September 2007 (the “Employment Agreement”). The Employment Agreement is effective until December 31, 2008 (the “Initial Term”), and is automatically renewed thereafter at the end of each of the two years following such Initial Term (each an “Extension Year”), unless Mr. Swinford provides notice of his intention to terminate the agreement by December 1st of any year prior to an extension.

The Employment Agreement provides for Mr. Swinford to receive a salary of $120,000 for the first year of the Employment Agreement, (pro rated for the remainder of the year), with yearly increases, assuming such Employment Agreement is extended past the Initial Term, of a minimum of 10% of the prior year’s salary, for each additional Extension Year he is employed under the Employment Agreement. Additionally, pursuant to the Employment Agreement, Mr. Swinford received 1,000,000 shares of Company common stock upon the execution of the Employment Agreement, and at the expiration of the Initial Term and each Extension Year he is employed under the Employment Agreement, the Company will issue him additional shares of common stock equal to 5% of the then shares of outstanding common stock. The Employment Agreement also provides health insurance to Mr. Swinford and his wife, whether or not he remains employed by us until at least December 10, 2010.

NOTE 5 - CONCENTRATION OF RISK

Two customers accounted for 67.49% and 11.16%, and 68.17% and 10.25% of net sales for the nine months ended September 30, 2007 and trade accounts receivable as of September 30, 2007, respectively, with another customer accounting for 10.58% of trade accounts receivable. Five customers accounted for 20.22%, 20.14%, 10.86%, 10.61% and 10.41% and 18.92%, 13.41%, .81%,14.79% and 0% of net sales for the nine months ended September 30, 2006 and trade accounts receivable as of September 30, 2006, respectively, with another customer accounting for 15.97% of trade accounts receivable .

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Coil Tubing Technology Holdings, Inc. and Subsidiaries
Spring, TX

We have audited the accompanying consolidated balance sheet of Coil Tubing Technology Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coil Tubing Technology Holdings, Inc. and Subsidiaries as of December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Coil Tubing Technology Holdings, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company had an accumulated deficit of $655,430 at December 31, 2006 and had a net loss and cash used in operations of $543,289 and $406,537, respectively for the year ended December 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
January 31, 2007
Except for Note 7 as to which the date is June 19, 2007

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2006

ASSETS

CURRENT ASSETS:
Cash	$154
Accounts receivable, net of allowance for doubtful accounts of $2,532	58,806
Total Current Assets	58,960

Rental tools, net of accumulated depreciation of $220,823	$222,175

Machinery and equipment, net of accumulated depreciation of $155,983	106,383

TOTAL ASSETS	$387,518

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable and accrued expenses	$6,118
Loan payable officer	2,800
Total Current Liabilities	8,918

STOCKHOLDERS’ EQUITY:
Common stock at $0.001 par value; 500,000,000 shares authorized; 20,000,000 shares issued and outstanding	20,000
Additional paid-in capital	1,014,030
Accumulated deficit	(655,430)
Total Stockholders’ Equity	378,600

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$387,518

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005

Sales	$235,822	$122,935
Sales to parent	-	85,050
	235,822	207,985

Cost of sales	147,701	113,911
Depreciation	4,151	2,968
Total cost of sales	151,852	116,879

Gross profit	83,970	91,106

Operating expenses:
General and administrative	504,095	189,064
Depreciation	123,064	94,774

Total operating expenses	627,159	283,838

Operating loss	(543,189)	(192,732)

Other income (expense)
Gain on forgiveness of debt	-	664,527
Rental income	-	8,218
Interest expense	(100)	(8,109)
Total other income (expense)	(100)	664,636

Net income (loss)	$(543,289)	$471,904

Inc Net income (loss) per common share - basic and diluted	$(0.00)	$0.02

We Weighted average number of common shares outstanding - basic and diluted	20,000,000	20,0000,000

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Years Ended December 31, 2006 and 2005

	Common Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity

Balance, January 1, 2005	20,000,000	$20,000	$(14,900)	$(584,045)	$(578,945)

Contributions to capital			582,442		582,442

Net income				471,904	471,904

Balance, December 31, 2005	20,000,000	20,000	513,542	(112,141)	421,401

Contributions to capital			500,488		500,488

Net loss				(543,289)	(543,289)

Balance, December 31, 2006	20,000,000	$20,000	$1,014,030	$(655,430)	$378,600

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(543,289)	$471,904
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on forgiveness of debt	-	(664,527)
Depreciation	127,215	97,742

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	28,790	(59,308)
Increase (decrease) in accounts payable and accrued expenses	(19,253)	5,026
Net Cash Used In Operating Activities	(406,537)	(149,163)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of machinery and equipment	(130,890)	(65,920)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution	483,575	328,442
Payment of loan	(4,070)	(67,353)
Loan from officer	-	12,070
Net Cash Provided By Operating Activities	479,505	273,159

NET INCREASE (DECREASE) IN CASH	(57,922)	58,076

CASH AT BEGINNING OF YEAR	58,076	-
CASH AT END OF YEAR	$154	$58,076

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:
Cash Paid For:
Income taxes	$-	$-
Interest	$100	$8,109

NON-CASH FINANCING ACTIVITIES:
Notes payable contributed to capital	$16,913	$200,000

See accompanying notes to the consolidated financial statements.

COIL TUBING TECHNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2006

NOTE 1 -	ORGANIZATION AND OPERATIONS

Coil Tubing Technology Holdings, Inc. (CTTH or Company) was incorporated on July 2, 1999 under the laws of the State of Texas. The Company specializes in the design of proprietary tools for the coil tubing industry. The Company concentrates on four categories of coil tubing applications: thru tubing fishing, thru tubing work over, pipeline clean out, and coil tubing drilling. CTTH supplies a full line of tools to oil companies, coiled tubing operations and service companies.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Consolidated Financial Statements

The accompanying consolidated financial statements included all the accounts of CTTH and its wholly-owned subsidiaries, Coil Tubing Technology, Inc. and Precision Machining Resources, Inc.

All intercompany transactions have been eliminated.

b. Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

c. Accounts Receivable

Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

d. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e. Machinery and Equipment

Machinery and Equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight line method over the useful lives of the assets of five to seven years. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

f. Earnings Per Common Share

Earnings per common share has been calculated by dividing the net income (loss) for the year by the basic and diluted weighted average number of shares outstanding. There are no common stock equivalents outstanding as of December 31, 2006.

On June 19, 2007, the Board of Directors, and majority shareholder, Coil Tubing, approved a 392.1568627 for one forward stock split of all issued and outstanding stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”) (see Note 7). As a result, the issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split. All references to share and per share data in the accompanying unaudited consolidated financial statements and related notes have been adjusted retroactively to reflect the forward stock split.

g. Revenue Recognition

The Company’s revenues are derived principally from the rental of proprietary tools and sales of coil tubing related products. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future returns. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the product has been shipped or the services have been rendered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

Rental of proprietary tools: All tools are recorded on the Company’s books as rental equipment. The primary focus of the rental equipment is to generate rental income. As a result, the Company does not list inventory as a line item on the Company’s balance sheet. The Company considers rental income realized or realizable and earned when the Company receives Purchase Orders (“PO”) acknowledging the usage from the customers, the rental fee is fixed before the tools rental takes place, and collectibility is reasonably assured.

Sales of coil tubing related products: Sales of coil tubing related products are primarily derived from instances were a customer has a specific need for a particular coil tubing related product and desires to have the Company obtain and/or manufacture the particular product. These sales may include proprietary tools which are manufactured to the customer’s specification, but which are not part of the Company’s tool line

Lost or destroyed tools: Lost or destroyed tools is not a significant source of revenue for the Company; however, the Company bills customers for the full cost of any tools which are lost and/or damaged in use and the cost and related accumulated depreciation are removed from the accounts and any resulting revenue or expense is recognized. The gain or loss on lost tools is recognized in the revenue section and cost of sales expense, respectively.

h. Income Taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date

i. Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, trade accounts receivable, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments and market rates of interest.

j. Impairment of Long-Lived Assets

The carrying values of the fixed assets are evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based on current and anticipated future undiscounted cash flows. As of December 31, 2006, no impairment has incurred.

l. Impact of New Accounting Standards

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections a replacement of APB No. 20 and FAS No. 3 (“SFAS No.154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes the adoption of SFAS 154 will not have an impact on its consolidated financial condition and results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). This statement amends SFAS No. 133 to permit fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation. This statement also eliminates the interim guidance in SFAS No. 133 Implementation Issue D-1, which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133. Finally, this statement amends SFAS No. 140 to eliminate the restriction on the passive derivative instruments that a qualifying special purpose entity may hold. This statement is effective for all financial instruments acquired or issued in first fiscal years beginning after September 15, 2006. Management is assessing the potential impact of SFAS No. 155 on the Company’s consolidated financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 156”), that provides guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provisions of SFAS No. 156, separately recognized servicing assets and servicing liabilities must be initially measured at fair value, if practicable. Subsequent to initial recognition, the Company may use either the amortization method or the fair value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. The Company will adopt SFAS No. 156 in fiscal year 2007. The adoption of this Statement is not expected to have a material effect on the Company’s financial condition and results of operations.

In April 2006, the FASB issued FSP FIN 46R-6, Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R which requires the variability of an entity to be analyzed based on the design of the entity. The nature and risks in the entity, as well as the purpose for the entity’s creation are examined to determine the variability in applying FIN 46R, Consolidation of Variable Interest Entities (“FIN 46R”). The variability is used in applying FIN 46R to determine whether an entity is a variable interest entity, which interests are variable interests in the entity, and who is the primary beneficiary of the variable interest entity. This statement is effective for all reporting periods beginning after June 15, 2006. Management does not expect this statement to have a significant impact on the Company’s financial condition and results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. We will adopt the provisions of this statement on July 1, 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on July 1, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 -	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At December 31, 2006, the Company had an accumulated deficit of $655,430 and had a net loss and cash used in operations of $543,289 and $406,037, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 -	MACHINERY AND EQUIPMENT

As of December 31, 2006, machinery and equipment consisted of:

	Estimated
	Useful Lives	Cost

Furniture	7 years	$6,783
Office equipment	5 years	15,223
Shop Equipment	5 years	40,554
Equipment for rent	5 years	619,012
Leasehold improvements	10 years	23,792
		705,364
Less accumulated depreciation		(376,806)
		$328,558

For the years ended December 31, 2006 and 2005, depreciation expense was $127,215 and $97,742, respectively.

NOTE 5 -	LOAN PAYABLE OFFICER

Loan payable officer represents amounts loaned to the Company from its president. The loans are non-interest bearing and due on demand.

NOTE 6 -	INCOME TAXES

At December 31, 2006, the Company had net operating loss carry-forwards for Federal income tax purposes of approximately $655,000 that may be offset against future taxable income through 2026. The realization of the Company’s net deferred tax assets of $249,000 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance.

There are no significant differences between the Company’s operating results for financial reporting purposes than for income tax purposes. The Company did utilize net operating loss carry-forwards of $470,000 in its consolidated statement of operations for the year ended December 31, 2006.

NOTE 7 -	STOCKHOLDERS’ EQUITY

For the years ended December 31, 2006 and 2005, the parent of the Company contributed approximately $1,029,000 as additional paid-in capital.

On June 19, 2007, the Board of Directors, and majority shareholder, Coil Tubing, approved a 392.1568627 for one forward stock split of all issued and outstanding stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”). As a result, the issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split. All references to share and per share data in these financial statements and accompanying notes have been adjusted retroactively to reflect the forward stock split.

NOTE 8 -	CONCENTRATION OF RISK

Three customers accounted for 29.9%, 27.1%, 12.5% and 17.5%, 34.5%, 1.7% of net sales for the year ended December 31, 2006 and trade accounts receivable as of December 31, 2006, respectively; a fourth customer comprised 32.4% of accounts receivable at December 31, 2006. The top two customers accounted for 37.8% and 32.3%, and 39.5% and 22.6%, of net sales for the year ended December 31, 2005 and trade accounts receivable as of December 31, 2005, respectively, with one additional customer comprising 31.6% of accounts receivable at December 31, 2005.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$61.40
Attorney's fees and expenses	50,000.00	*
Accountant's fees and expenses	10,000.00	*
Transfer agent's and registrar fees and expenses	1,500.00	*
Printing and engraving expenses	1,500.00	*
Miscellaneous expenses	5,000.00	*
Total	$68,061.40	*

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On or about June 19, 2007, our Board of Directors approved the designation of 1,000,000 shares of our Series A Preferred Stock, which shares of Series A Preferred Stock were immediately issued to our sole officer and Director, Jerry Swinford. The Shares of Series A Preferred Stock allow Mr. Swinford to vote an amount of shares equal to 51% of our total outstanding shares on any shareholder votes, effectively giving Mr. Swinford voting control over the Company. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the issuance did not involve a public offering, the recipient took the shares for investment and not resale, the recipient had such access to similar information which would be included in an offering prospectus, and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the issuance and no underwriting discounts or commissions were paid by the Company.

In July 2007, our Board of Directors approved the issuance of 1,000,000 shares of our common stock to Jerry Swinford, our Chief Executive Officer and President, in consideration for and in connection with his entry into his Employment Agreement with us, described in greater detail above under “Employment Agreement.” The Company claims an exemption from registration afforded by Section 4(2) of the Act since the issuance did not involve a public offering, the recipient took the shares for investment and not resale, the recipient had such access to similar information which would be included in an offering prospectus, and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the issuance and no underwriting discounts or commissions were paid by the Company.

ITEM 27. EXHIBITS

Exhibit 3.1(1)	Articles of Incorporation (Texas)
Exhibit 3.2(1)	Plan of Conversion (Texas to Nevada)
Exhibit 3.3(1)	Articles of Conversion (Texas)
Exhibit 3.4(1)	Articles of Conversion (Nevada)
Exhibit 3.5(1)	Articles of Incorporation (Nevada)
Exhibit 3.6(1)	Series A Preferred Stock Designation
Exhibit 3.7(1)	Bylaws (Nevada)
Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered
Exhibit 10.1(1)	Acquisition Agreement with Grifco International, Inc.
Exhibit 10.2(1)	Hammelmann Statement of Understanding Coil Tubing Cleaner
Exhibit 10.3(1)	Hammelmann Statement of Understanding RotorJet and TurboJet
Exhibit 10.4(1)	Agreement For Exchange of Common Stock between Grifco and Coil Tubing
Exhibit 10.5(1)	Agreement and Release between Grifco and Coil Tubing
Exhibit 10.6(1)	Restatement and Novation of Agreement for Exchange of Common Stock between Grifco and Coil Tubing
Exhibit 10.7(1)	Employment Agreement with Jerry Swinford and Exhibits
Exhibit 10.8(2)	Amendment to Employment Agreement
Exhibit 10.9(2)	Amendment to Licensing Agreement
Exhibit 23.1*	Consent of Li & Company, PC, Certified Public Accountants
Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

* Filed as an exhibit to this Form SB-2/A Registration Statement

(1) Filed as exhibits to our Form SB-2 Registration Statement filed with the Commission on July 18, 2007, and incorporated herein by reference.

(2) Filed as exhibits to our Form SB-2A Registration Statement filed with the Commission on September 27, 2007, and incorporated herein by reference.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8. That, for the purpose of determining liability under the Securities Act to any purchaser:

a). If the small business issuer is relying on Rule 430B:

1. Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b). If the small business issuer is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Spring, Texas, on December 12, 2007.

COIL TUBING TECHNOLOGY HOLDINGS, INC.

/s/ Jerry Swinford
JERRY SWINFORD
Chief Executive Officer (Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Jerry Swinford
JERRY SWINFORD
Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Director

December 12, 2007